UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-2

SIGA Technologies, Inc.
(Name of Registrant as Specified In Its Charter)
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☒	No fee required
☐	Fee paid previously with preliminary materials
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SIGA Technologies, Inc.
31 East 62nd Street
New York, New York 10065
(212) 672-9100
April 28, 2026
Dear Stockholder:
You are cordially invited to attend our 2026 Annual Meeting of Stockholders on June 9, 2026, at 10:30 a.m., Eastern Time. We intend to host this meeting as a virtual-only meeting that will be held via live audio webcast online at www.virtualshareholdermeeting.com/SIGA2026. On the following pages you will find the formal notice of annual meeting and proxy statement, which describes the matters to be voted upon.
At the meeting, stockholders will vote on several important proposals. Please take the time to read each of the proposals carefully, which we describe in our Proxy Statement for the 2026 Annual Meeting of Stockholders. We will primarily use the Internet to furnish our stockholders with our Proxy Statement and other proxy materials. We are sending a Notice of Internet Availability of Proxy Materials on or about April 28, 2026, to our stockholders of record as of the close of business on April 17, 2026. The notice contains instructions concerning how to access our Proxy Statement and 2026 Annual Report and vote online. If you would like to request a printed copy of our proxy materials, please follow the instructions included in the Notice.
Whether or not you plan to virtually attend and vote your shares online at the meeting, it is important that your shares be represented and counted. Accordingly, after reviewing the proxy statement, please vote by proxy, over the telephone or online by following the instructions included in the proxy materials; or complete, date, sign and return the enclosed proxy card. If you hold your shares in “street name” through a broker, bank or other intermediary, please vote in accordance with their instructions provided to you.
I hope that you will attend the meeting, and I look forward to seeing you there.

Sincerely,

Diem Nguyen, Ph.D.
Chief Executive Officer

Notice of 2026 Annual Meeting of Stockholders	1
Proxy Statement	3
Voting Rights and Solicitation of Proxies	3
Purpose of the Annual Meeting	3
Record Date and Outstanding Shares	3
Receipt of Proxy Materials	3
Voting Your Common Stock	4
Voting at the Annual Meeting	4
Revocability and Voting of Proxies	5
Solicitation	5
Board of Directors	6
Director Nominee Information	6
Meetings of the Board of Directors	8
Director Independence	8
Committees of the Board of Directors	8
Compensation Committee Interlocks and Insider Participation	10
Code of Ethics	10
Stockholder Communications with the Board of Directors	10
Board Leadership Structure	11
The Board’s Role in Risk Oversight	11
Director Compensation	11
Report of the Audit Committee	13
Security Ownership of Certain Beneficial Owners and Management	14
Ownership of Common Stock	14
Management	16
Executive Officers	16
Compensation Discussion and Analysis	17
Overview	17
Our Named Executive Officers	17
Our Compensation Philosophy & Program Objectives	17
Our Executive Compensation Decision Process	18
Our Executive Compensation Program in Detail	20
Other Compensation Practices, Policies and Guidelines	23
Compensation Committee Report	25
Summary Compensation Table	26
Grants of Plan-Based Awards	27
Equity Awards	27
Outstanding Equity Awards at Fiscal Year End	28
Employment Agreements	30
Option Exercises and Stock Vested	32
Potential Payments upon Termination or Change of Control	32
CEO Pay Ratio	34
Equity Compensation Plan Information	35
Pay Versus Performance	36
Transactions with Related Persons	39
Review, Approval or Ratification of Transactions with Related Persons	39
Transactions with Related Persons	39
Fees Billed by PricewaterhouseCoopers LLP	40
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm	40
Proposals to be Voted on at the Meeting	41
Proposal 1 – Election of Directors	41
Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm	42
Proposal 3 – Advisory Vote on Executive Compensation	43
Proposal 4 – Approval of Amendment to Amended and Restated 2010 Stock Incentive Plan to Increase the Number of Shares of Common Stock Available for Issuance	44
Stockholder Proposals	51
Availability of Annual Report on Form 10-K to Stockholders	51
Other Matters	52
“Householding” of Proxy Materials	52
Annex A	A-1

SIGA Technologies, Inc.
31 East 62nd Street
New York, New York 10065

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON June 9, 2026
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of SIGA Technologies, Inc. (“SIGA” or the “Company”), a Delaware corporation, will be held on Tuesday, June 9, 2026, at 10:30 a.m., Eastern Time. We intend to host this meeting as a virtual-only meeting that will be held via live audio webcast online at www.virtualshareholdermeeting.com/SIGA2026.
At the Annual Meeting, SIGA’s stockholders will be voting on proposals to do the following:
1.	To elect eight directors to the Board of Directors of SIGA;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of SIGA for the fiscal year ending December 31, 2026;
3.	To approve the compensation of the named executive officers on a non-binding advisory basis;
4.	To approve an amendment to the SIGA Technologies, Inc. Amended and Restated 2010 Stock Incentive Plan to increase the number of shares of common stock available for issuance; and
5.	To transact such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.
Stockholders of record at the close of business on April 17, 2026 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.
Admission Procedure for Attending the Meeting
If you are a stockholder as of the close of business on April 17, 2026, you will be able to attend the virtual Annual Meeting by visiting the website referenced above and entering the unique control number included on the Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), voting instruction form or proxy card you received. Stockholders holding their shares through a broker, bank or other intermediary as of the close of business on April 17, 2026 and wishing to attend may do so but will need the control number provided on the voting instructions that accompany the Notice of Internet Availability or proxy materials from the broker, bank or other intermediary. If you do not have a control number, you may still attend the Annual Meeting by visiting the same website, by logging in as a guest and providing the additional identifying information requested at such time. All stockholders may log into the meeting platform beginning at 10:15 a.m. Eastern Time on June 9, 2026. The website will provide assistance if you experience technical issues accessing the Annual Meeting. Whether or not you plan on attending the Annual Meeting, we encourage you to submit your vote as soon as possible by: (i) accessing the website or by calling the toll-free number described in the Notice of Internet Availability or proxy materials; or (ii) signing, dating and returning a proxy card or voting instruction form you received.
You will be able to submit questions during the meeting by typing your question into the “ask question” box on the meeting website.
YOUR VOTE IS IMPORTANT
PLEASE VOTE ONLINE OR BY PHONE OR MAIL, AS DESCRIBED ABOVE

By Order of the Board of Directors,

Larry Miller
General Counsel and Corporate Secretary
New York, New York April 28, 2026

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting of Stockholders to be Held on June 9, 2026.
The Proxy Statement and 2025 Annual Report on Form 10-K are
available at www.proxyvote.com.

SIGA Technologies, Inc.
31 East 62nd Street
New York, New York 10065
(212) 672-9100
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
June 9, 2026
This proxy statement is furnished to stockholders of SIGA Technologies, Inc. (“SIGA”, the “Company” or “we”) in connection with the solicitation of proxies, in the accompanying form, by the Board of Directors of SIGA (the “Board of Directors”) for use in voting at the Annual Meeting of Stockholders (the “Annual Meeting”) intended to be held virtually on Tuesday, June 9, 2026, at 10:30 a.m. (Eastern Time), and at any adjournment or postponement thereof. We intend to host this meeting as a virtual-only meeting that will be held via live audio webcast.
This proxy statement and a form of proxy have been made available to our stockholders on the Internet and a Notice of Internet Availability of Proxy Materials will be mailed to stockholders on or about April 28, 2026.
VOTING RIGHTS AND SOLICITATION OF PROXIES
Purpose of the Annual Meeting
The purpose of the Annual Meeting is to vote on proposals to do the following:
1.	To elect eight directors to the Board of Directors of SIGA;
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of SIGA for the fiscal year ending December 31, 2026;
3.	To approve the compensation of the named executive officers on a non-binding advisory basis;
4.	To approve an amendment to the SIGA Technologies, Inc. Amended and Restated 2010 Stock Incentive Plan (the “2010 Plan”) to increase the number of shares of common stock available for issuance; and
5.	To transact such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.
Record Date and Outstanding Shares
The Board of Directors has fixed the close of business on April 17, 2026 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting and any and all adjournments or postponements thereof. As of the Record Date, SIGA had issued and outstanding 71,724,097 shares of common stock, par value $.0001 per share (“Common Stock”).
Receipt of Proxy Materials
In accordance with the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet instead of mailing a printed copy to our stockholders. Accordingly, on or about April 28, 2026, we began mailing to all our stockholders of record at the close of business on April 17, 2026, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”). We believe making our proxy materials available over the Internet allows us to expedite getting our stockholders the proxy materials they need, while lowering the cost of delivering the materials.
Instructions on how to access the proxy materials over the Internet and how to vote are included in the Notice of Internet Availability. If you received the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail at no cost.
Instead of receiving a Notice of Internet Availability in the mail for future meetings, you may elect to receive links to proxy materials by e-mail or to receive a paper copy of the proxy materials, including a paper proxy card, by mail. The Notice of Internet Availability provides instructions on how to receive a paper or an e-mail copy of our proxy materials for the Annual Meeting or for all future annual meetings. Your election will remain in effect until you terminate it. Instead of receiving our proxy materials or the Notice of Internet Availability by mail, we encourage you to elect to receive all proxy materials by e-mail going forward. Choosing to receive your future proxy materials by e-mail will save us the cost of printing and mailing these documents to you. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site.
Voting Your Common Stock
The Annual Meeting will once again be held entirely online this year. Stockholders may vote in person by attending the virtual Annual Meeting or by submitting a proxy. The method of voting by proxy differs for shares held as a record holder and shares held in “street name.”
If you are a record holder, you may vote by submitting a proxy over the Internet or by telephone, in each case by following the instructions on the Notice of Internet Availability or proxy card, or by completing, dating and signing the proxy card that was included with this proxy statement and promptly mailing it.
If your shares are held in “street name,” your broker, bank or other street name holder will provide you with instructions that you must follow to have your shares voted.
Voting at the Annual Meeting
Each share of Common Stock outstanding on the Record Date will be entitled to one vote on each matter submitted to a vote of the stockholders. Cumulative voting by stockholders is not permitted.
All stockholders will need their unique 16-digit control number, which appears in the Notice of Internet Availability, proxy card or voting instructions included in the proxy materials. If you do not have a control number, please contact your broker, bank or other nominee as soon as possible so that you can be provided with a control number and gain access to the meeting.
The presence, in person or represented by proxy, of the holders of a majority of the voting power of all outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as shares present at the Annual Meeting for purposes of determining the presence of a quorum. Brokers holding shares for beneficial owners in “street name” must vote those shares according to specific instructions they receive from the owners of such shares. If instructions are not received, brokers may vote the shares, in their discretion, depending on the type of proposals involved. Broker “non-votes” result when brokers are precluded from exercising their discretion on certain types of proposals. Brokers have discretionary authority under the rules governing brokers to vote without instructions from the beneficial owner on certain “routine” items, such as the ratification of the appointment of the independent registered public accounting firm. However, brokers do not have discretionary authority to vote on Proposal No. 1, Proposal No. 3 or Proposal No. 4. Shares that are voted by brokers on some, but not all, of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld from the broker.
For the election of directors, a plurality of the votes cast at the Annual Meeting is required. “Withhold” votes and broker “non-votes” are not considered to have been voted for the purpose of the election of directors and therefore will have no effect on the voting results.
For each of the (i) ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of SIGA for the fiscal year ending December 31, 2026, (ii) approval of the non-binding advisory vote on the compensation of the named executive officers and (iii) approval of the amendment of the 2010 Plan, the affirmative vote of a majority of shares of our Common Stock present in person or represented by proxy and entitled to vote on the proposal is required. Abstentions have the same effect as “against” votes on these proposals. However, broker “non-votes” will have no effect on the voting results for these proposals.

Revocability and Voting of Proxies
Stockholders of record may revoke their proxy or change their proxy voting instructions prior to their proxy being voted at the Annual Meeting by:
1.	writing a letter delivered to the Corporate Secretary of SIGA, stating that the proxy is revoked;
2.	signing and submitting another proxy with a later date;
3.	voting again by telephone or over the Internet; or
4.	virtually attending and voting online at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).
Please note, however, that if a stockholder’s shares are held of record by a broker, bank or other nominee, the stockholder should follow the instructions from the stockholder’s broker, bank or other nominee to change their vote or revoke their proxy.
Unless we receive specific instructions to the contrary or unless such proxy is revoked, shares represented by each properly executed proxy will be voted: (i) FOR the election of each of SIGA’s nominees as a director; (ii) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of SIGA for the fiscal year ending December 31, 2026; (iii) FOR the approval of the compensation of the named executive officers on a non-binding advisory basis; (iv) FOR the approval of an amendment to the SIGA Technologies, Inc. Amended and Restated 2010 Stock Incentive Plan to increase the number of shares of Common Stock available for issuance; and (v) with respect to any other matters that may properly come before the Annual Meeting, at the discretion of the proxy holders. We do not presently anticipate that any other business will be presented for action at the Annual Meeting.
Solicitation
SIGA will pay the costs of soliciting proxies. SIGA may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to beneficial owners. Directors, officers and employees may also solicit proxies by telephone, facsimile, in person or other means. They will not receive any additional payments for the solicitation.

BOARD OF DIRECTORS
The current directors are Jaymie A. Durnan, Harold E. Ford, Jr., General John M. “Jack” Keane (Ret.), Joseph W. Marshall, III, Gary J. Nabel, M.D., Ph.D., Julian Nemirovsky, Diem Nguyen, Ph.D., and Holly L. Phillips, M.D.
Director Nominee Information
Jaymie A. Durnan has served as a director of SIGA since June 2020. He is Chairman of the Andrew W. Marshall Foundation, focused on long-term U.S. strategic competition, and a consultant to the Office of the Director of MIT Lincoln Laboratory, a federally funded research, development, and prototyping center, where he previously served as Assistant to the Director for strategic initiatives (2015–2022). A member of the New York State Bar, he has held senior executive roles at MacAndrews & Forbes Holding Inc., and has worked in industry and finance as a product line manager at BAE Systems, a partner at Radius Capital Partners, and managing member of Woodbury Hill Partners, LLC. His government service includes positions in the Federal Senior Executive Service as Special Assistant (Chief of Staff) to the Deputy Secretary of Defense and Special Assistant to the Secretary of Defense in the George W. Bush administration, and Senior Advisor to the Chief Technology Officer and Assistant Secretary of Defense for Research and Engineering in the Barack Obama administration. A retired naval officer and former carrier-based aviator, he held multiple staff roles supporting the Chief of Naval Operations, the Chairman of the Joint Chiefs of Staff, the Office of Net Assessment, and the President of the United States. Mr. Durnan also serves as a director of Kimball Physics, and on the advisory boards of Mantis Health and the Hudson Institute Center for Defense Concepts and Technology. He previously served as a director or trustee of several corporations and universities. He is a graduate of the U.S. Naval Academy, Georgetown University, and Georgetown University Law Center. Mr. Durnan brings extensive defense-industry, government, and legal experience to the SIGA Board, particularly in navigating highly regulated environments and government relations.
Harold E. Ford, Jr. joined the SIGA Board of Directors in November 2022. He is a former five-term Tennessee Congressman and is currently an EVP and Regional President for New York City for PNC Bank and also serves on the board of directors of the CME Group. Prior to joining PNC, Mr. Ford spent more than 10 years in investment banking with Merrill Lynch and Morgan Stanley. In addition, he was nonexecutive chair of Rx Saver, a patient directed prescription medication search engine platform. Mr. Ford is also a co-host of Fox News Channel’s “The Five”. Mr. Ford earned a B.A. in history from the University of Pennsylvania and a J.D. from the University of Michigan. Mr. Ford’s many years of experience within government provides insight with regard to government relations, and his financial and business background provides insight into many aspects of our business.
GEN John M. “Jack” Keane (Ret.) has served as a member of SIGA’s board of directors since March 17, 2025. He has served on the U.S. Commission on the National Defense Strategy (NDS) since February 2026, as the chairman of the Institute for the Study of War since 2007, and as president of GSI, LLC, a consulting firm, since 2004. Prior to retiring from a 37-year career in the U.S. Army at the rank of General, GEN Keane served as its vice chief of staff from 1999 to 2003. From 2009 to 2012, he was a venture partner of SCP Partners, a venture capital firm. He served on the board of directors of IronNet, Inc. from 2015 to 2023, General Dynamics Corp. from 2004 to 2018 and MetLife from 2003 to 2015 and currently serves on the board of directors for US Antimony Corp since August 2025. GEN Keane holds a B.S. degree in accounting from Fordham University and a master’s degree in philosophy from Western Kentucky University. GEN Keane was initially recommended to the Nominating Committee by a security holder. We believe GEN Keane is qualified to serve as a member of our Board because of his deep understanding and experience in national security and biodefense matters, combined with his demonstrated leadership and strategic skills and his understanding of public company governance and operations from his service on public company boards of directors.
Joseph W. Marshall, III has served as a director of SIGA since early 2009. Mr. Marshall is the former President and Chief Executive Officer of the Temple University Health System (2001 – 2008). In 2000, he became Chair of the Temple University Health System and served in that capacity until 2007. Following his tenure at Temple Health, he became Vice Chairman of the law firm of Stevens & Lee and its related entity, Griffin Holdings. Mr. Marshall recently assumed Of Counsel status at Stevens & Lee. From 2010 – 2018, Mr. Marshall was a member of the Board of Cancer Treatment Centers of America, Eastern Region. Mr. Marshall returned as Chair at Temple Health in 2018 and served in that capacity until 2024. He currently serves as a member of the Board of Temple Health System and Chair of its Audit and Compliance Committee, Chair of the Board of Temple University Hospital, Chair of the Board of Chestnut Hill Hospital, and Vice Chair of the Board of Fox Chase Comprehensive Cancer Center. He received his B.A. and J.D. degrees (1975 and 1979, respectively) from Temple University. In 1990, he joined the Temple University Board of Trustees where he continues to serve. He was a founding member of the Temple University Health System Board of

Directors in 1995. He served on the Pennsylvania State Ethics Commission in the 1980s and early 1990s, including as Chairman for a portion of that period. During 2005 – 2006, he served as a member of the Federal Medicaid Commission. Additionally, during 2004 – 2006, he served as a member of the Pennsylvania Gaming Control Board. Mr. Marshall is the lead independent director of Gaming and Leisure Properties, Inc., and he is a director of Maxim Healthcare Services, a privately held company headquartered in Columbia, Maryland. Mr. Marshall has more than 30 years of experience in healthcare and is a prominent and highly regarded figure in the healthcare and higher education sectors. His leadership experience, business and financial experience, visibility and expertise are of considerable value to the Board of Directors.
Gary J. Nabel, M.D., Ph.D. has served as a director of SIGA since June 2021. Dr. Nabel is currently President and CEO of ModeX Therapeutics Inc, a biotech startup in Natick, MA. He retired as Chief Scientific Officer, Global Research and Development, and Head of the North American R&D Hub at Sanofi in 2020. In addition to serving as Senior Vice President for the company, Dr. Nabel also oversaw the Breakthrough Lab, which developed the first trispecific antibodies now in development for HIV as published in Science, as well as cancer immunotherapies and novel vaccines. The Chief Scientific Office sponsored external innovation awards, the Postdoctoral and Innovation Fellows Programs, and the Global Science Awards. An author of more than 450 scientific publications, Dr. Nabel joined Sanofi in 2012 from the National Institutes of Health, where he served as Director of the Vaccine Research Center (“VRC”) since 1999, during which time, he provided overall direction and scientific leadership of the basic, clinical, and translational research activities and guided development of novel vaccine strategies against HIV, universal influenza, Ebola and emerging infectious disease viruses. His work encompasses basic mechanisms of HIV gene activation, structure-based vaccine design, and immunotherapy. Dr. Nabel graduated magna cum laude from Harvard College in 1975 and continued his graduate studies at Harvard, completing his Ph.D. in 1980 and his M.D. two years later, followed by a post-doctoral fellowship with David Baltimore at the Whitehead Institute. In recognition of his expertise at the forefront of virology, immunology, gene therapy, and molecular biology, Dr. Nabel was elected to the National Academy of Medicine in 1998. Among his many other honors, Dr. Nabel received the Amgen Scientific Achievement Award from the American Society for Biochemistry and Molecular Biology, the Health and Human Services Secretary’s Award for Distinguished Service, and is a fellow of the American Association of Physicians, and the American Academy of Arts Sciences. Dr. Nabel’s broad experience and expertise within the pharmaceutical and biotech industries, as well as Dr. Nabel’s history of leadership within the National Institutes of Health, provide the Board with valuable insights into many aspects of our business.
Julian Nemirovsky has served as a director of SIGA since December 2020. Mr. Nemirovsky is the founder of Long Castle Advisors, Corp., a financial advisory firm. Mr. Nemirovsky served as Senior Vice President, Capital Markets at MacAndrews & Forbes, where he was responsible for managing all capital-structure matters relating to the firm’s portfolio companies and new investments until March 2023. Prior to joining MacAndrews in 2020, he spent nine years at MidOcean Credit Partners, where he held the title of Principal and Portfolio Manager. In that role, he was responsible for management of over $1 billion of assets across several opportunistic credit strategies including long/short hedge funds and illiquid credit drawdown funds. Prior to joining MidOcean in 2011, he was an Associate at Union Capital, a lower-middle market private equity firm. He began his career in 2006 as an Analyst in Goldman Sachs’ Leveraged Finance group within the Investment Banking division. Julian holds a B.B.A. from Baruch College and an M.B.A. from the Tuck School of Business (Dartmouth). Mr. Nemirovsky’s extensive background in asset management provides the Board of Directors with valuable experience and expertise in finance.
Diem Nguyen, Ph.D. began serving as our Chief Executive Officer and as a director of SIGA on January 27, 2024. She joined the Company from Xalud Therapeutics, a clinical stage biotechnology company developing treatments for inflammatory diseases, including pain associated with osteoarthritis, and neurodegenerative diseases, where she served as Chief Executive Officer from October 2020 until January 2024. Prior to Xalud Therapeutics, Dr. Nguyen served as executive vice president of biopharma at PPD Inc. from April 2018 until May 2020, a leading global clinical research organization providing integrated drug development services. From 2009-2018, Dr. Nguyen served in several roles at Pfizer including global president, Americas, Pfizer Essential Health, where she was responsible for diverse commercial businesses in the U.S., Latin America, Canada, and Puerto Rico representing more than $11 billion in annual revenue. Dr. Nguyen serves as a member of the board of directors of Candel Therapeutics, Inc., Verrica Pharmaceuticals Inc., and Xalud Therapeutics. Dr. Nguyen earned a Ph.D. in biochemistry and molecular genetics at the University of Virginia, as well as an M.B.A. from Darden Graduate School of Business Administration. Dr. Nguyen’s long career in various management positions within industry, as well as Dr. Nguyen’s position as Chief Executive Officer of SIGA, provides the Board of Directors with valuable leadership and insight into many aspects of our business.

Holly L. Phillips, M.D. has served as a director of SIGA since March 2021. Dr. Phillips is a board-certified internist with more than 20 years of clinical experience in academic and private practice settings. She maintains a concierge medical practice in Manhattan and has held academic affiliations with Lenox Hill Hospital. Dr. Phillips brings to the Board extensive knowledge of healthcare delivery systems, pharmaceutical evaluation processes, hospital formulary review, and real-world prescribing dynamics, along with insight into public health policy and patient access considerations. In addition to her clinical work, she is a nationally recognized medical journalist who has served as Senior Medical Contributor for CBS News and Chief Medical Correspondent for CBS2 News in New York, providing analysis during major public health events, including infectious disease outbreaks. Her experience in public communication supports the Board’s oversight of external engagement and reputational risk. Dr. Phillips is the author of The Exhaustion Breakthrough, a New York Times Digital Bestseller in Health and Wellness. She holds a B.A. in English from Williams College and an M.D. from Columbia University College of Physicians and Surgeons and has completed executive-level corporate governance training through The Wharton School of the University of Pennsylvania. She is a member of the American Medical Association and the American College of Physicians. Dr. Phillips’ many years of patient-facing interactions, broad network of hospital-based and institutional relationships, and communication, broadcast and journalism experience, provide the Board of Directors with unique insight into the perspectives of a wide range of stakeholders.
Meetings of the Board of Directors
During 2025, the Board of Directors held nine meetings. The Independent Directors (as defined below) also regularly convene executive sessions where only such Independent Directors are present. Such meetings may be in conjunction with regularly scheduled meetings of the Board of Directors. Each incumbent director serving during 2025 attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of committees on which such director served during the period the director was on the Board or committee. Each member of the Board of Directors is also encouraged to attend the Annual Meeting. All but one of the members then serving on the Board of Directors attended SIGA’s 2025 annual meeting of stockholders.
Director Independence
Based on the review and recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has determined that each of the director nominees aside from Dr. Nguyen, who is the Chief Executive Officer of the Company, is independent (the “Independent Directors”) as defined by Nasdaq Stock Market (“Nasdaq”) Rule 5605(a)(2).
In assessing the independence of our directors and director nominees, the Nominating and Corporate Governance Committee and the Board of Directors took into account certain transactions, relationships and arrangements involving certain Independent Directors and concluded that such transactions, relationships and arrangements would not interfere with the exercise of independent judgment of such directors in carrying out the responsibilities of a director. In connection with such independence determinations, the Board of Directors considered Mr. Nemirovsky’s and Mr. Durnan’s prior service as executives of MacAndrews & Forbes Incorporated (“M&F”), a principal stockholder of the Company and, as further described under “Transactions with Related Persons,” the lessor of the Company’s headquarters.
In addition, based on the review and recommendation by the Nominating and Corporate Governance Committee, the Board of Directors has determined that each member of the Audit and the Compensation Committee meets the heightened independence standards applicable to membership in the applicable committee under the applicable Nasdaq rules.
Committees of the Board of Directors
The Board of Directors is responsible for appointing the members of the standing Audit, Compensation, and Nominating and Corporate Governance Committees. Each member of the Audit, Compensation, and Nominating and Corporate Governance Committees is an Independent Director. In addition, each of the committees of the Board of Directors has a written charter that was approved by the Board of Directors. A copy of each charter is posted on SIGA’s website at www.siga.com under the “Governance” section. The information on or accessible through SIGA’s website is not incorporated by reference into, and does not form any part of, this proxy statement.
Audit Committee. The Audit Committee, which consists of directors Joseph W. Marshall, III, who serves as chair, Julian Nemirovsky, and Harold E. Ford, Jr., held five meetings during 2025. The Board of Directors has determined that each of the members of the Audit Committee is “independent” under applicable laws, rules and regulations, including the heightened Nasdaq independence standards and the regulations of the SEC relating to audit committee members. Moreover, the Company has determined that each member of the Audit Committee meets the requirements of financial literacy under applicable Nasdaq rules, and that Mr. Marshall is an “audit committee financial expert” within the meaning of the SEC’s Regulation S-K (“Regulation S-K”). The purpose of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of SIGA’s financial statements, SIGA’s compliance with legal and regulatory matters, the independent registered public accounting firm’s qualifications and independence, and the performance of SIGA’s independent registered public accounting firm. The primary responsibilities of the Audit Committee are set forth in its charter and include various matters with respect to the oversight of SIGA’s accounting and financial reporting process and audits of the financial statements of SIGA on behalf of the Board of Directors. The Audit Committee also selects the independent registered public accounting firm to conduct the annual audit of SIGA’s financial statements; reviews the proposed scope of such audit; reviews the Company’s accounting and financial controls with the independent registered public accounting firm and our financial accounting staff; and reviews and approves transactions, if any, between us and our directors, officers, and their affiliates. A copy of the Audit Committee charter is available on SIGA’s website at www.siga.com under the “Governance” section. Also see the section of this proxy statement entitled “Report of the Audit Committee.”
Compensation Committee. The Compensation Committee consists of Gary J. Nabel, M.D., Ph.D., Julian Nemirovsky, who serves as chair, and Holly L. Phillips, M.D. The Compensation Committee held five meetings during 2025. The Board of Directors has determined that each of the members of the Compensation Committee is “independent” under applicable laws, rules and regulations, including the heightened Nasdaq independence standards relating to compensation committee members. The Compensation Committee functions include reviewing and approving the compensation and benefits for SIGA’s executive officers, administering SIGA’s equity incentive plans and making recommendations to the Board of Directors regarding these matters and overseeing administration of SIGA’s clawback policy. A copy of the Compensation Committee charter is available on SIGA’s website at www.siga.com under the “Governance” section. Also see the section of this proxy statement entitled “Compensation Discussion and Analysis.”
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee (the “Nominating Committee”) consists of directors Joseph W. Marshall, III, Jaymie A. Durnan, who serves as chair, and Holly L. Phillips. M.D. The Nominating Committee held three meetings in 2025. The Board of Directors has determined that each of the members of the Nominating Committee is “independent” under applicable laws, rules and regulations, including the Nasdaq listing standards. The Nominating Committee is responsible for reviewing and recommending to the Board of Directors potential nominees for director positions, making recommendations to the Board of Directors regarding the size and composition of the Board of Directors and its committees, monitoring the Board of Directors’ effectiveness, and developing and implementing SIGA’s corporate governance procedures and policies. In addition, the Nominating Committee is responsible for identifying potential candidates for, and making recommendations to, the full Board with respect to potential successors to SIGA’s Chief Executive Officer. A copy of the Nominating Committee charter is available on SIGA’s website at www.siga.com under the “Governance” section.
In selecting candidates for the Board of Directors, the Nominating Committee begins by determining the needs of the Board of Directors, taking into consideration whether the incumbent directors, whose terms expire at the annual meeting of stockholders, desire and are qualified to continue their service on the Board of Directors. Based on its review, the Nominating Committee will solicit recommendations for nominees from persons whom the Nominating Committee believes are likely to be familiar with qualified candidates, including members of the Board of Directors and management of SIGA. The Nominating Committee may also engage a professional search firm to assist in the identification of qualified director candidates. As to each recommended candidate that the Nominating Committee believes merits serious consideration, the Nominating Committee will collect information, including by, without limitation, soliciting views from other directors and SIGA’s management regarding each candidate and having one or more Nominating Committee members interview each such candidate, as it deems necessary or appropriate in order to make an informed decision with respect to such candidate. The Nominating Committee considers the overall qualifications of prospective nominees for director, including the particular experience, expertise and outlook that they would bring to the Board of Directors. The Nominating Committee does not consider diversity as a separate or independent factor in identifying nominees for director. Based on all available information and relevant considerations, the Nominating Committee will select, for each directorship to be filled, a candidate who, in the view of the Nominating Committee, is most suited for membership on the Board of Directors.

The Nominating Committee has adopted a policy with regard to the minimum qualifications that must be met by a Nominating Committee-recommended nominee for a position on the Board of Directors. Pursuant to this policy, the Nominating Committee generally requires that all candidates for the Board of Directors be of high personal integrity and ethical character and that all non-employee candidates not have any interest that would, in the view of the Nominating Committee, materially impair the candidate’s ability to (i) exercise independent judgment or (ii) otherwise discharge the fiduciary duties owed as a director to SIGA and its stockholders. In addition, candidates must be able to represent fairly and equally all stockholders of SIGA without favoring or advancing any particular stockholder or other constituency of SIGA. Candidates must have demonstrated achievement in one or more fields of business, professional, governmental, communal, scientific or educational endeavor. Candidates are expected to have sound judgment and a general appreciation regarding major issues facing public companies of a size and operational scope similar to SIGA, including current governance concerns, regulatory obligations of a public issuer, strategic business planning, competition in a global economy, and basic concepts of corporate finance. Candidates must also have, and be prepared to devote, adequate time to the Board of Directors and its committees. It is expected that, taking into account their other business and professional commitments, including their service on the boards of other companies, each candidate will be available to attend meetings of the Board of Directors and any committees on which the candidate will serve, as well as SIGA’s annual meeting of stockholders. SIGA also requires that at least a majority of the directors serving at any time on the Board of Directors are independent, as defined under Nasdaq rules.
The Nominating Committee has adopted a policy, summarized in this paragraph, with regard to the consideration of director candidates recommended by stockholders. The Nominating Committee will consider recommendations for the nomination of directors submitted by holders of SIGA’s shares entitled to vote in the election of directors in light of the Nominating Committee’s review of the Board of Directors’ composition, skills and experiences. While the Nominating Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Nominating Committee may take into account the size and duration of a recommending stockholder’s ownership interest in SIGA. The Nominating Committee may also consider whether the stockholder making the nominating recommendation intends to maintain an ownership interest in SIGA of substantially the same size as its interest at the time of making the recommendation. The Nominating Committee may refuse to consider recommendations of nominees who do not satisfy the minimum qualifications prescribed by the Nominating Committee for board candidates.
The Nominating Committee has adopted procedures to be followed by stockholders in submitting recommendations of candidates for directors. Pursuant to these procedures, a stockholder (or group of stockholders) wishing to submit a nominating recommendation for an annual meeting of stockholders should arrange to deliver it to SIGA no earlier than 120 calendar days and no later than 90 calendar days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. All stockholder recommendations should be in writing, addressed to the “Nominating and Corporate Governance Committee” in care of SIGA’s Secretary at SIGA’s principal headquarters, 31 East 62nd Street, New York, New York 10065. Submissions should be made by mail or courier. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the submission.
Compensation Committee Interlocks and Insider Participation
None.
Code of Ethics
SIGA has adopted a Code of Ethics and Business Conduct that applies to its officers, directors and employees including, without limitation, our Chief Executive Officer, Executive Vice President & Chief Financial Officer, General Counsel, and Executive Vice President & Chief Scientific Officer. The Code of Ethics and Business Conduct is available on SIGA’s website at www.siga.com under the “Governance” section. In the event that there is any amendment to or waiver from any provision of the Code of Ethics and Business Conduct that requires disclosure under SEC or Nasdaq rules, SIGA intends to satisfy these disclosure requirements by posting such information on its website, as permitted by Item 5.05(c) of Form 8-K.
Stockholder Communications with the Board of Directors
SIGA stockholders may send communications to the Board of Directors, any committee of the Board of Directors or an individual director. The process for so communicating is posted on SIGA’s website at www.siga.com under the “Governance” section.

Board Leadership Structure
SIGA recognizes that different Board leadership structures may be appropriate for SIGA during different periods of time and under different circumstances. As such, the Board of Directors reviews its leadership structure periodically and considers a variety of structures that may be appropriate. The Board of Directors does not have a policy on whether or not the roles of Chief Executive Officer and Chairperson of the Board should be separate, and Company policies do not require a Chairperson of the Board. The Board of Directors believes that it should have the flexibility to make a determination from time to time in a manner that is in the best interests of SIGA and its stockholders at the time of such determination. When assessing its leadership structure, the Board considers a range of factors, including: the composition of skills, experience, perspectives and qualifications of Directors; the performance of Directors in leadership roles, both at the Company Board and at other boards of directors; the specific needs and circumstances of the Company during a given time period; investor feedback; and practices at other companies.
Currently, the Company does not have a Chairperson or a lead independent director (“Lead Director”). This leadership structure allows our Chief Executive Officer to focus her time and energy on operating and managing the Company and leverages the experiences and perspectives of all the Company’s directors. When the independent directors go into executive session, or whenever there is a need for a Lead Director, one of the Board committee chairs will act in the capacity of a Lead Director depending on the topic.
Decisions regarding Board leadership structure are made by the full Board based on a recommendation by the Nominating and Corporate Governance Committee. Feedback from stockholders is considered by the Nominating and Corporate Governance Committee and Board when Board leadership structure is being contemplated.
The Board’s Role in Risk Oversight
The Board of Directors has an active role, as a whole and at the committee level, in overseeing management of our risks. The Board of Directors regularly reviews information about our financial condition and operations, and the risks associated with each. The Board’s Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial reporting risks and considers the effects of systemic risks inherent in our business. The Nominating Committee manages risks associated with the independence of the Board of Directors, potential conflicts of interest, and risks associated with other governance matters. Although each committee is responsible for evaluating certain risks and overseeing the management of those risks, the entire Board of Directors is regularly informed about them through committee reports. The entire Board regularly reviews the overall risk profile of the Company and receives periodic briefings on any material changes in risk assessments, in particular within the Company’s Enterprise Risk Management (“ERM”) program. Within the framework of the ERM program, the Board regularly monitors and oversees risk management of key risks, such as cyber-related risks.
Director Compensation
The compensation structure for non-employee directors is outlined below:
•	An annual retainer of $45,000 for members, with such payments to be made quarterly, in arrears;
•	An annual retainer of $20,000 for service as the Audit Committee Chairperson and $10,000 for service as a member of the Audit Committee, with such payments to be made quarterly, in arrears;
•
An annual retainer of $15,000 for service as the Compensation Committee Chairperson and $7,500 for service as a member of the Compensation Committee, with such payments to be made quarterly, in arrears;

•
An annual retainer of $10,000 for service as the Nominating and Corporate Governance Committee Chairperson and $5,000 for service as a member of the Nominating and Corporate Governance Committee, with such payments to be made quarterly, in arrears;

•
An annual award of RSUs with a grant value of $150,000 with up to 30% of the vested value to be settled in cash and at least 70% to be settled in stock to be granted on the date of the Annual Meeting with vesting upon the next Annual Meeting; and

•	An award of 25,000 stock options upon a director’s initial appointment to the Board of Directors vesting upon the date of such grant.

During the fiscal year ending December 31, 2025, the non-employee directors of SIGA received total compensation as shown in the following table:

Name	Fees Earned [or Paid in Cash] ($)	Stock Awards ($)(3)	Option Awards ($)(12)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(10)	Total ($)
Jaymie A. Durnan(1)	55,000	150,000	—	—	—	11,450	216,450
Harold E. Ford, Jr.(2)	55,000	150,000	—	—	—	11,450	216,450
General John M. “Jack” Keane (Ret.) (4)	45,000	150,000	113,843	—	—	—	308,843
Evan A. Knisely(5)	—	—	—	—	—	40,000(11)	40,000
Joseph W. Marshall, III(6)	70,000	150,000	—	—	—	11,450	231,450
Gary J. Nabel, M.D., Ph.D.(7)	52,500	150,000	—	—	—	11,450	213,950
Julian Nemirovsky(8)	70,000	150,000	—	—	—	11,450	231,450
Holly L. Phillips, M.D.(9)	57,500	150,000	—	—	—	11,450	218,950

(1)	Chair of the Nominating and Corporate Governance Committee.
(2)	Member of the Audit Committee.
(3)	Represents the grant date fair value of the award in accordance with the authoritative accounting literature.
(4)	Gen. Keane started serving as a member of the Board of Directors on March 17, 2025.
(5)	Mr. Knisely ceased serving as a member of the Board of Directors on March 6, 2025.
(6)	Member of the Nominating and Corporate Governance Committee, and chair of the Audit Committee.
(7)	Member of the Compensation Committee.
(8)	Chair of the Compensation Committee, and member of the Audit Committee.
(9)	Member of the Compensation Committee, and member of the Nominating and Corporate Governance Committee.
(10)
Represents dividend equivalents paid with respect to RSU awards which vested during the fiscal year ending December 31, 2025; such amounts were paid out at the same time as the RSU awards to which they were attributable vested.

(11)
Includes $40,000 of fees earned in connection with services provided by the advisory firm owned by Mr. Knisely during the time he served as a member of the Board of Directors. See Transactions with Related Persons.

(12)	Represents the grant date fair value of the award in accordance with the authoritative accounting literature. Valuation of the options is based on the methodology disclosed in the Form 10-K.

REPORT OF THE AUDIT COMMITTEE
During the 2025 fiscal year, the Audit Committee, operating under its written charter that has been approved by the full Board of Directors, consisted solely of three independent directors, as defined in Nasdaq Rule 5605(a)(2). Our Board of Directors has determined that Joseph W. Marshall, III qualifies as an audit committee financial expert, within the meaning of the regulations of the SEC. The Audit Committee assists the Board of Directors in monitoring the quality and integrity of SIGA’s financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, SIGA’s compliance with applicable legal and regulatory requirements, and SIGA’s assessment of financial risk exposures. Management is responsible for SIGA’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of SIGA’s consolidated financial statements and the effectiveness of its internal control over financial reporting in accordance with generally accepted auditing standards and for issuing its reports on those financial statements and related internal controls. The Audit Committee monitors and oversees these processes.
In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements as of and for the year ended December 31, 2025 and internal control over financial reporting as of December 31, 2025 with management and with PricewaterhouseCoopers LLP (“PwC”), SIGA’s independent registered public accounting firm. Also, the Audit Committee has discussed with PwC the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with PwC its audit and other fees and the issue of its independence from SIGA. The Audit Committee has concluded that the fees paid to PwC are compatible with its independence.
Based on its review of the audited consolidated financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year ended December 31, 2025 be included in SIGA’s Annual Report on Form 10-K filed with the SEC. The Audit Committee has also recommended, subject to stockholder ratification, the selection of SIGA’s independent registered public accounting firm for the year ending December 31, 2026.

Respectfully submitted by the Audit Committee,

Joseph W. Marshall, III, Chairman

Harold E. Ford, Jr.

Julian Nemirovsky

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Ownership of Common Stock
The following tables set forth certain information regarding the beneficial ownership of SIGA’s voting securities as of April 17, 2026 of (i) each person known to SIGA to own beneficially more than 5% of the outstanding Common Stock, (ii) each director and director nominee of SIGA, (iii) each Named Executive Officer (as defined below) and (iv) all directors and executive officers of SIGA as a group. As of April 17, 2026, a total of 71,724,097 shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote on matters on which holders of Common Stock are eligible to vote. The column entitled “Percentage of Total Voting Stock Outstanding” shows the percentage of total voting stock beneficially owned by each listed party.
The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of April 17, 2026, through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Name and Address of Beneficial Owner(1)	Amount of Beneficial Ownership(2)	Percentage of Common Stock Outstanding
MacAndrews & Forbes Incorporated(3) 35 East 62nd Street New York, NY 10065	24,156,358	33.68%
John Latane Lewis, IV(4) 4752 Sherwood Farm Charlottesville, VA 22902	5,271,365	7.35%
Jaymie A. Durnan	127,343(5)	*
Harold E. Ford, Jr.	83,802 (6)	*
General John M. “Jack” Keane (Ret.)	48,090 (7)	*
Joseph W. Marshall, III	246,523 (8)	*
Gary J. Nabel, M.D., Ph.D.	112,343 (9)	*
Julian Nemirovsky	112,343 (10)	*
Diem Nguyen, Ph.D.	481,515 (11)	*
Holly L. Phillips, M.D.	112,343 (12)	*
Larry Miller	156,909 (13)	*
Daniel J. Luckshire	280,493	*
Dennis E. Hruby, Ph.D.	198,537	*
All executive officers and directors as a group (eleven individuals)	1,960,241(14)	2.73%

*	Less than 1%
(1)	Unless otherwise indicated the address of each beneficial owner identified is 31 East 62nd Street, 5th floor, New York, New York 10065.
(2)
Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares as of a given date which such person has the right to acquire within 60 days after such date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any security which such person or persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership of such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)
Based on the amended Schedule 13D filed with the SEC on September 17, 2021 by MacAndrews & Forbes Incorporated, reporting beneficial ownership. The underlying beneficial owners, MFV Holdings One LLC and ST Holdings One LLC, are direct wholly owned subsidiaries of MacAndrews & Forbes Group LLC, which is direct wholly owned subsidiary of MacAndrews and Forbes Incorporated. The ROP Revocable Trust dated 1/9/2018, of which Ronald O. Perelman is the sole trustee and beneficiary, is the sole stockholder of MacAndrews & Forbes Incorporated. Each of MacAndrews & Forbes Incorporated, MacAndrews & Forbes LLC, MFV Holdings One LLC, and ST Holdings One LLC has shared voting and dispositive power over 24,156,358 shares of Common Stock.

(4)	Based on the amended Schedule 13G filed with the SEC on February 1, 2024 by John Latane Lewis, IV reporting beneficial ownership.
(5)
Includes 38,589 shares of Common Stock issuable upon exercise of vested options. Also includes 16,881 restricted stock units vesting on June 9, 2026. Excludes 7,235 restricted stock units expected to be settled in cash on June 9, 2026.

(6)
Includes 36,264 shares of Common Stock issuable upon exercise of vested options. Also includes 16,881 restricted stock units vesting on June 9, 2026. Excludes 7,235 restricted stock units expected to be settled in cash on June 9, 2026.

(7)
Includes 31,209 shares of Common Stock issuable upon exercise of vested options. Also includes 16,881 restricted stock units vesting on June 9, 2026. Excludes 7,235 restricted stock units expected to be settled in cash on June 9, 2026.

(8)	Includes 16,881 restricted stock units vesting on June 9, 2026. Excludes 7,235 restricted stock units expected to be settled in cash on June 9, 2026.
(9)
Includes 38,589 shares of Common Stock issuable upon exercise of vested options. Also includes 16,881 restricted stock units vesting on June 9, 2026. Excludes 7,235 restricted stock units expected to be settled in cash on June 9, 2026.

(10)
Includes 38,589 shares of Common Stock issuable upon exercise of vested options. Also includes 16,881 restricted stock units vesting on June 9, 2026. Excludes 7,235 restricted stock units expected to be settled in cash on June 9, 2026.

(11)	Includes 342,748 shares of Common Stock issuable upon exercise of vested options.
(12)
Includes 38,589 shares of Common Stock issuable upon exercise of vested options. Also includes 16,881 restricted stock units vesting on June 9, 2026. Excludes 7,235 restricted stock units expected to be settled in cash on June 9, 2026.

(13)	Includes 104,997 shares of Common Stock issuable upon exercise of vested options.
(14)	Consists of the shares held by the executive officers and directors described in footnotes (6)-(13).

MANAGEMENT
Executive Officers
The following table sets forth certain information with respect to the current executive officers of SIGA:

Name	Age	Position
Diem Nguyen, Ph.D.	54	Chief Executive Officer and Director
Daniel J. Luckshire	55	Executive Vice President, Chief Financial Officer and Corporate Secretary
Dennis E. Hruby, Ph.D.	74	Executive Vice President and Chief Scientific Officer
Larry Miller	58	General Counsel and Corporate Secretary

Biographical information for each of our current executive officers is set forth below, other than Dr. Nguyen, whose biographical information is set forth under “Director Nominee Information.”
Daniel J. Luckshire has served as Executive Vice President and Chief Financial Officer since February 2011. Prior to joining SIGA, Mr. Luckshire was a strategic advisor and private investor for companies within specialized market segments. Between 1998 and 2008, Mr. Luckshire was an investment banker at Merrill Lynch & Co., where he held various positions of increasing responsibility. Prior to his employment with Merrill Lynch, Mr. Luckshire was a member of the management team that built USI Insurance Services into a national insurance brokerage and was a CPA at PricewaterhouseCoopers LLP. Mr. Luckshire has an M.B.A. in Finance and Strategic Management from The Wharton School of the University of Pennsylvania and a B.S. from Villanova University.
Dennis E. Hruby, Ph.D. has served as Executive Vice President and Chief Scientific Officer since December 2020. From June 2000 to December 2020, Dr. Hruby served as the Vice President and Chief Scientific Officer. From April 1997 through June 2000, Dr. Hruby was our Vice President of Research. From January 1996 through March 1997, Dr. Hruby served as a senior scientific advisor to SIGA. Dr. Hruby is an Adjunct Courtesy Professor of Microbiology at Oregon State University, and from 1990 to 1993 was Director of the Molecular and Cellular Biology Program and Associate Director of the Center for Gene Research and Biotechnology. Dr. Hruby specializes in virology and cell biology research, and the use of viral and bacterial vectors to produce recombinant vaccines as well as antiviral development. He is a member of the American Society of Virology, the American Society for Microbiology and a fellow of the American Academy of Microbiology. Dr. Hruby received a Ph.D. in microbiology from the University of Colorado Medical Center and a B.S. in microbiology from Oregon State University.
Larry Miller has served as General Counsel since March 2024. From December 2019 to March 2024, Mr. Miller served as General Counsel and Secretary of Phathom Pharmaceuticals, Inc., a publicly traded biopharmaceutical company. From March 2019 to November 2019, he served as General Counsel and Secretary of Cyclerion Therapeutics, Inc., also a publicly traded biopharmaceutical company. From July 2015 through September 2018, Mr. Miller served as General Counsel and Secretary of Blue Buffalo Pet Products, a publicly traded premium pet food company acquired by General Mills in April 2018. From October 2000 to July 2005, and July 2006 to June 2015, he served in roles on increasing responsibility at Pfizer Inc including Chief Counsel of its Established Pharmaceuticals and Consumer Healthcare businesses. Earlier in his career, Mr. Miller served as a law clerk on the United States District Court for the Southern District of New York and the United States Court of Appeals for the First Circuit. Mr. Miller received an A.B. from Dartmouth College, magna cum laude, and a J.D. from Columbia Law School.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
The Compensation Committee of the Board of Directors is responsible for reviewing and recommending to the Board of Directors the compensation of our “named executive officers,” as such term is defined in Regulation S-K promulgated under the Exchange Act (“Named Executive Officers” or “NEOs”), as well as our other key employees. In this regard, the Compensation Committee has the responsibility to establish a compensation policy for executive officers and key employees designed to (i) attract and retain the best possible executive talent; (ii) tie annual and long-term cash and stock incentives to achievement of corporate and individual performance objectives; (iii) provide competitive compensation to our officers and key employees to align executives’ incentives with the maximization of stockholder value, and (iv) serve the short and long-term interests of the Company.
As a general matter, the compensation policy for officers and key employees has historically included a combination of the following:
•	base salary, which is determined on an annual basis,
•	annual or other time-based cash incentive compensation, and
•	long-term incentive compensation, often in the form of equity awards.
This section discusses the principles underlying our executive compensation policies, our decisions in 2025 with respect to our Named Executive Officers and the principles that we expect to use in coming years.
Our Named Executive Officers
For 2025, our Named Executive Officers and their titles were:

Name(1)	Title
Diem Nguyen, Ph.D.	Chief Executive Officer and Director
Daniel J. Luckshire	Executive Vice President and Chief Financial Officer
Dennis E. Hruby, Ph.D.	Executive Vice President and Chief Scientific Officer
Larry Miller	General Counsel and Corporate Secretary

(1)	Our Named Executive Officers were our only executive officers during 2025.
Our Compensation Philosophy and Program Objectives
The Company’s executive compensation program is designed to attract and retain top executive talent, motivate executives to achieve strategic business objectives, and recognize individual performance and overall business performance, with the goal of aligning executive compensation with stockholder interests. The program considers both short-term performance, based on results from the most recent fiscal year, and long-term performance, which reflects the Company’s achievements and contributions to sustained stockholder value creation. To support these objectives, the Company has developed a comprehensive compensation strategy that links a substantial portion of executive compensation to performance outcomes.
Our executive compensation program includes the following key elements of compensation:

Compensation Element	Form of Payment	Purpose
Base Salary	Cash (Fixed)	Provide a competitive base salary rate relative to similar positions in the market and enable the Company to attract and retain critical executive talent.
Annual Incentives	Cash (Variable)	Reward executives for delivering on annual financial and strategic objectives that contribute to the creation of stockholder value.
Long-Term Incentives	Equity (Variable)	Provide incentives for executives to execute on longer-term financial goals that drive the creation of stockholder value and support the Company’s leadership retention objectives.

Our Executive Compensation Decision Process
The Role of the Compensation Committee
Our Compensation Committee reviews and approves the corporate goals and objectives with respect to the compensation for the Company’s executive officers, including the Chief Executive Officer. In its discretion, the Compensation Committee may establish cash or equity incentive programs and otherwise award cash bonuses or equity-based awards to executive officers and key employees. Annual incentive compensation to our executive officers is payable pursuant to contractual provisions with certain executives that provide eligibility to receive discretionary bonuses and equity-based awards at the sole discretion of the Board of Directors. The Board of Directors’ decisions in such matters have been delegated from time to time to the Compensation Committee. In connection with its review of compensation matters for the Company’s executive officers, the Compensation Committee considers a range of factors, including: the executive’s performance and long-term contribution to achieving the Company’s objectives, the Company’s financial performance, economic and business conditions affecting the Company, the financial condition of the Company, information regarding the compensation of similarly situated executives at peer companies, and the historical compensation of Company executives. The Compensation Committee makes recommendations to the Board of Directors with respect to the amounts of cash and/or equity-based awards based on the factors considered.
The Compensation Committee evaluates, at least once a year, the performance of our executive officers and other key employees in light of goals and objectives established by the Compensation Committee. Based upon these evaluations, the Compensation Committee recommends to the full Board of Directors any adjustment for such personnel, including any change to base salary, incentive cash compensation and equity awards. In its evaluation of the Chief Executive Officer, the Compensation Committee considers overall management of the Company; progress in the performance of strategic, regulatory and commercial activities; identification and development of product candidates; identification and assessment of growth opportunities; and the establishment and maintenance of successful relationships with the Company’s customers, potential customers, various funding and research partners, the Board of Directors, and stockholders. In its evaluation of the Executive Vice President and Chief Financial Officer, the Compensation Committee considers the Company’s financial performance, the Chief Financial Officer’s role in achieving our short-term and long-term financial, strategic and operational goals; the contribution to the management of the Company; the relationship with stockholders and potential investors; efforts with respect to financial regulatory compliance (including compliance with any applicable listing rules, the securities laws and all related regulations) and the preparation of and compliance with the Company’s budget; and responsiveness in addressing any financial or operational issues as they arise. In its evaluation of the Company’s Executive Vice President and Chief Scientific Officer, the Compensation Committee considers achievement of program objectives within budgetary and timeline requirements; the contribution to key short-term and long-term business and science initiatives; the contribution to scientific, regulatory and clinical responses to emerging trends; relationships with regulators and current and possible future scientific partners; compliance with contract and grant requirements; and management of the Company’s research and development personnel located in Corvallis, Oregon. In its evaluation of the General Counsel and Corporate Secretary, the Compensation Committee considers the Company’s compliance with applicable laws and regulations, the General Counsel’s role in mitigating organizational risks and minimizing corporate exposure including leading the development of SIGA’s risk management program; the General Counsel’s role in managing the SIGA intellectual property portfolio and advising the Company on the potential impacts and strategies to address potential generic challenges; and leading the assessment of potential transactions, including: advising management and the project team on business risks inherent in the transaction, including intellectual property matters; mitigating risks to the extent possible through agreement negotiations and drafting; and leading the legal structuring and closing of transactions and mitigating transaction risks through negotiation and drafting. For all of our Named Executive Officers, the Compensation Committee considers performance in connection with government contracts.
The Role of Executive Officers in Setting Compensation Decisions
Regarding most compensation matters, the Chief Executive Officer has historically provided recommendations to the Compensation Committee, relying on her personal experience with respect to evaluating the contribution of our other executive officers. The Compensation Committee considers, but retains the right to reject or modify, such recommendations. Although the Chief Executive Officer may attend a portion of the meetings of the Compensation Committee, neither the Chief Executive Officer nor any other member of management may be present during executive sessions of the Compensation Committee. Moreover, the Chief Executive Officer may not be present when decisions with respect to her compensation are made.

The Role of the Independent Compensation Consultants
The Compensation Committee has the authority to retain compensation consultants to advise the Compensation Committee as it deems necessary to carry out its duties. In 2025, the Compensation Committee used the services of Pay Governance LLC (“Pay Governance”) as its independent compensation consultant in accordance with its Committee Charter. The Compensation Committee has the discretion to use analyses prepared by the consultant as part of its review of SIGA’s executive compensation practices. The consultant reports directly to the Compensation Committee, and the Compensation Committee has the final authority to hire and terminate the consultant.
Pay Governance is available to attend meetings of the Compensation Committee when requested, and is available to communicate with the committee chairperson between meetings; however, the Compensation Committee makes all decisions regarding any compensation matters that are discussed with Pay Governance.
Pay Governance does not provide any consulting advice to SIGA other than these services to the Compensation Committee. In retaining Pay Governance, the Compensation Committee has considered the independence factors required under Nasdaq rules.
The Role of Competitive Market Data and Benchmarking
When reviewing the compensation of the Chief Executive Officer and other executive officers, the Compensation Committee evaluates multiple factors including compensation awarded to executives of similarly situated companies, the Company’s performance, individual performance and long-term contributions, historical pay levels, anticipated changes in responsibility, and other relevant considerations that the Compensation Committee deems appropriate. As necessary, the Compensation Committee works with its independent consultants to establish reasonable market benchmarks using data from well-recognized compensation survey providers and general market knowledge. Additionally, the Company maintains a peer group of comparable publicly traded companies that is annually reviewed in consultation with the Compensation Committee’s independent compensation consultant and serves as a reference point, reflective of the competitive labor market for talent. The selection of peer companies is based on a variety of factors, including:
-	Industry specialization of potential peer companies,
-	Number of commercial drug products in select geographic markets,
-	Market capitalization of SIGA relative to potential peers,
-	Revenue of SIGA relative to potential peers,
-	Headcount of SIGA relative to potential peers, and
-	Other relevant financial metrics of SIGA relative to peers.
Our goal is to maintain a robust dataset while generally positioning SIGA around market median of sizing criteria. We believe that this peer group is an appropriate benchmarking set due to comparable quantitative and qualitative metrics and these companies may compete with us for executives and other employees.
The group of companies in the current peer group consist of:

Akebia Therapeutics, Inc.	Innoviva Specialty Therapeutics, Inc.
Aquestive Therapeutics	Invivyd, Inc.
Collegium Pharmaceutical, Inc.	Ironwood Pharmaceuticals, Inc.
CorMedix Inc.	Ligand Pharmaceuticals
Emergent BioSolutions, Inc.	Liquidia Technologies Inc.
Esperion Therapeutics, Inc.	Rigel Pharmaceuticals, Inc.
Eton Pharmaceuticals, Inc.	Theravance Biopharma, Inc.
Fennec Pharmaceuticals, Inc.	UroGen Pharma Ltd.
Harmony Biosciences Holdings, Inc.	Vanda Pharmaceuticals, Inc.
Heron Therapeutics, Inc.

The Role of Stockholder Advisory Votes on Named Executive Officer Compensation
The Company’s stockholders are provided with an opportunity to cast a non-binding say-on-pay advisory vote on the Company’s named executive compensation program every three years and a non-binding say-on-frequency advisory vote on the frequency of the say-on-pay advisory vote every six years. At the Company’s annual meeting held in June 2023, more than 90% of the votes cast supported our Company’s executive compensation program. In addition, a majority of stockholders voted to continue the practice of submitting named executive officer compensation to a stockholder advisory vote every three years. The Compensation Committee will continue to consider the outcome of our past and future advisory vote proposals when making future compensation decisions for the Named Executive Officers. The next say-on-frequency advisory vote will be held at the Company’s annual meeting in fiscal year 2029.
OUR 2025 EXECUTIVE COMPENSATION PROGRAM IN DETAIL
Base Salary
The compensation philosophy of the Company is to maintain executive base salary at a competitive level to attract and retain the executives and key talent needed to accomplish the Company’s goals. In determining appropriate base salary levels and, to a lesser extent, other compensation elements, the Compensation Committee considers factors including scope of responsibility, prior experience, past accomplishments, anticipated changes in responsibilities, and historical practices within the Company. Additionally, economic, legal and business conditions affecting the Company are also considered.
Periodic adjustments in base salary may be merit-based with respect to individual performance, tied to the Company’s financial condition, specified in executives’ employment agreements, or based on other competitive factors. The Compensation Committee also considers the effect of any transaction outside of the ordinary course of business that has been consummated during the relevant year and, where appropriate, also considers non-financial performance measures. These include the Company’s competitive position, scientific developments and improvements in relations with employees and stakeholders.
For each of Dr. Nguyen, Mr. Luckshire, Dr. Hruby, and Mr. Miller, we paid the annual base salary in 2025 as set forth below and in accordance with such executive’s employment agreement, as adjusted. The base salaries paid to Dr. Nguyen, Mr. Luckshire, Dr. Hruby, and Mr. Miller in 2025 represent an increase of approximately 3% over their base salaries in 2024.

Diem Nguyen, Ph.D.	$927,000
Daniel J. Luckshire	$752,252
Dennis E. Hruby, Ph.D.	$748,527
Larry Miller	$695,250

Annual Incentive Compensation
The Compensation Committee, in its discretion, may establish cash incentive programs and otherwise award bonuses to executive officers and key employees. Annual incentive compensation to our executive officers is payable pursuant to contractual provisions with certain executives that provide eligibility to receive bonuses, in the sole discretion of the Board of Directors or Compensation Committee based on the executive’s performance, economic and business conditions affecting the Company, and the financial condition of the Company. The Compensation Committee approves or makes recommendations to the Board of Directors with respect to annual incentive compensation.
For the 2025 performance year, the Board of Directors approved cash bonuses for executive officers based on the recommendation of the Compensation Committee. The Compensation Committee evaluated the performance of executive officers, and set cash bonus eligibility, within the context of the Company’s overall performance. Performance has been assessed by the Compensation Committee and the Board of Directors based upon a range of considerations.
Key corporate goals, as established early each year, provide the Compensation Committee and the Board of Directors with a guide for reviewing executive officer performance in the context of the Company’s operating, business and regulatory environments. Such goals measure progress in the context of strategic, financial, commercial and regulatory activities that are believed to create, maximize and/or protect enterprise value. These corporate goals are heavily weighted toward activities important in the successful performance of existing and new government contracts (domestic and/or international), the pursuit of emerging opportunities, continued and substantive R&D and regulatory progress in connection with TPOXX, and the building of capabilities that would support long-term growth at the Company. Executives were eligible to earn a cash bonus, based on the achievement of pre-specified corporate goals, as well as achievement of corporate goals added during the year in response to new or evolving opportunities and risks, in combination with other considerations as contemplated by the Compensation Committee and the Board of Directors. The target annual bonus in 2025 (the “Target Annual Cash Bonus”) is equivalent to 50% of annual base salary for Dr. Nguyen and Mr. Miller and is equivalent to 75% of annual base salary for Mr. Luckshire and Dr. Hruby.
A summary of key corporate goals considered by the Compensation Committee and the Board of Directors for the 2025 performance year is as follows:
•
Maximize the value of the current procurement contract with the Biomedical Advanced Research and Development Authority (an agency within the Department of Health and Human Services of the U.S. government),

•	Generate a request for proposal for a new procurement contract with the U.S. government,
•	Continue to progress TPOXX development including submission of an Investigational New Drug application for the TPOXX pediatric formulation,
•	Enhance international sales infrastructure and continue to scale international TPOXX business,
•	Continue to identify and pursue asset maximization (including capital management) and strategic opportunities for the Company,
•	Continue to maintain compliant and well-functioning business operations, and
•	Enhance employee retention.
For the 2025 performance year, based on a range of considerations including performance in the context of corporate goals and each individual’s contribution to Company performance (as discussed below), the Compensation Committee recommended to the Board of Directors that Dr. Nguyen, Mr. Luckshire, Dr. Hruby and Mr. Miller be paid a performance cash bonus equivalent to their Target Annual Cash Bonus as follows:

	Bonus Target	Actual Bonus Paid	Percentage of Target Paid
Diem Nguyen, Ph.D.	$463,500	$463,500	100%
Daniel J. Luckshire	$564,189	$564,189	100%
Dennis E. Hruby, Ph.D.	$561,395	$561,395	100%
Larry Miller	$347,625	$347,625	100%

In the Compensation Committee’s evaluation of Dr. Nguyen’s contribution to the Company’s performance, a broad range of factors were considered, including: Dr. Nguyen’s role in the Company’s performance in the context of corporate goals; the overall management of the Company; progress in the performance of strategic, regulatory and commercial activities; identification and development of product candidates; identification and assessment of growth opportunities; the establishment and maintenance of successful relationships with the Company’s customers, potential customers, various funding and research partners, the Board of Directors and stockholders; and Dr. Nguyen’s leadership with respect to government procurement and development contracts and business development initiatives.
In the Compensation Committee’s evaluation of Mr. Luckshire’s contribution to the Company’s performance, a broad range of factors were considered, including: Mr. Luckshire’s role in the Company’s performance in the context of corporate goals; Mr. Luckshire’s contribution to the management of the Company; Mr. Luckshire’s relationships with stockholders and potential investors; Mr. Luckshire’s efforts with respect to financial regulatory compliance (including compliance with any applicable listing rules, securities laws and all related regulations), and the preparation of and compliance with the Company’s budget; Mr. Luckshire’s responsiveness in addressing any timely financial or operational developments as they arose; and Mr. Luckshire’s substantive role in the operational performance of the Company and the performance of government procurement contracts.
In the Compensation Committee’s evaluation of Dr. Hruby’s contribution to the Company’s performance, a broad range of factors were considered, including: Dr. Hruby’s role in the Company’s performance in the context of corporate goals; Dr. Hruby’s achievement of development program objectives within budgetary requirements; Dr. Hruby’s contribution to key business initiatives; Dr. Hruby’s relationships with regulators and current and possible future scientific partners; compliance with government contract requirements; Dr. Hruby’s management of the Company’s research and development personnel located in Corvallis, Oregon; Dr. Hruby’s contribution to scientific, regulatory and clinical responses to emerging trends and regulatory requests; and Dr. Hruby’s substantial role in the performance of TPOXX development activities.
In the Compensation Committee’s evaluation of Mr. Miller’s contribution to the Company’s performance, a broad range of factors were considered, including: Mr. Miller’s role in the Company’s performance in the context of corporate goals; Mr. Miller’s strategic contribution to the Board of Directors and the management team; the achievement of legal objectives within budgetary requirements; and Mr. Miller’s responsiveness in addressing any strategic and legal developments as they arose. Mr. Miller also played a pivotal role in reviewing potential strategic investments and in maintaining the Company’s ERM program with input from senior management and subject matter experts as appropriate.
The cash bonuses for Dr. Nguyen, Mr. Luckshire, Dr. Hruby and Mr. Miller were paid in March 2026.
We believe that our annual incentive bonus program motivates and encourages our executives to fulfill or exceed our objectives and provides us with the opportunity to maximize long-term value creation for the Company.
Long-Term Equity Incentive Awards
The Compensation Committee believes that granting equity-based incentives can provide executive officers and employees with a strong economic interest in maximizing stock price appreciation over the long term. The Compensation Committee also believes that the practice of granting equity-based incentives can be useful in retaining and recruiting the key talent necessary to ensure the Company’s continued success. This element of compensation is governed by the 2010 Plan, which provides for grants of incentive stock options; nonqualified stock options (“Options”); stock appreciation rights (“SARs”); restricted stock units (“RSUs”); performance based restricted stock units (“PSUs”); and shares of restricted and unrestricted stock to our executives, directors, employees, and key consultants. The 2010 Plan is administered by our Compensation Committee, which takes into account management’s recommendations concerning persons to be granted awards, and determines the number of and type of equity-based awards to be granted to each such person, and the terms and conditions of any grant as permitted under the 2010 Plan.
In determining whether to grant a share-based award to a Named Executive Officer and if so, in assessing the size and structure of a share-based award, the Compensation Committee considers not only competitive market factors, changes in responsibility, prior year compensation and the Named Executive Officer’s performance, but also the number, term and vesting of stock-based awards previously granted to the officer. The Compensation Committee may also consider the total compensation package or changes made thereto, when determining whether to make a stock-based award. The number of shares granted to a Named Executive Officer, if any, is determined by the Compensation Committee based on its consideration of the nature of the Named Executive Officer’s individual responsibilities and short and long-term contributions. In connection with its review of compensation matters for the Company’s Named Executive Officers, the Compensation Committee also reviews information regarding the overall compensation, including stock-based awards, of similarly situated executives at peer companies.
Long-term equity incentive compensation granted in 2025 represented, on average, approximately 43% of the Named Executive Officers’ total compensation for the year (based on the grant date fair value of equity awards, with PSUs measured at target performance levels). We believe this emphasis on equity, and particularly performance-based equity, strongly reinforces the principle of “pay for performance” and closely ties our Named Executive Officers’ pay outcomes to stockholder value creation. We also use equity awards as our incentive vehicle for long-term compensation to attract, reward and retain our Named Executive Officers. We typically grant equity awards in the first quarter of each year. Throughout the year, our Compensation Committee may recommend awarding additional equity grants as circumstances warrant.
2025 Annual Equity Awards
In early 2025, the Compensation Committee determined that the annual long-term equity incentive compensation awards for our Named Executive Officers should consist of fifty percent (50%) RSUs and fifty percent (50%) PSUs. For PSUs, the Compensation Committee further determined that one-third of the PSU awards should be based on the Company’s performance with respect to the entry into a new procurement contract with the U.S. government meeting certain volume, pricing and duration criteria, prior to the first anniversary of the date of grant, and the remaining two-thirds of the PSU awards will have performance criteria determined on future anniversaries of the date of grant.

2025 Target Annual Awards

	RSUs(1)	PSUs(2)
Diem Nguyen, Ph.D.	255,137	255,137
Daniel J. Luckshire	34,511	34,511
Dennis E. Hruby. Ph.D.	34,336	34,336
Larry Miller	63,784	63,784

(1)	RSUs vest in equal yearly installments on each of the first three anniversaries of the grant date.
(2)
The total PSUs issued (measured at target performance level) with respect to 2025 consists of 255,137 to Dr. Nguyen, 34,511 to Mr. Luckshire, 34,336 to Dr. Hruby and 63,784 to Mr. Miller. One-third of the PSUs are eligible to become conditionally earned at the conclusion of each of three annual performance periods based on the level of achievement of the applicable performance-based criteria. Actual payouts for the PSUs subject to 2025 performance-based vesting criteria could range from 0% to 125% of the target number of PSUs based on actual performance results. In accordance with FASB ASC Topic 718, the Company only considered the awards associated with the first annual performance period as granted in 2025 as the performance condition was known to the participants at the time of grant. At the time when the performance-based criteria is determined for the remaining two annual performance periods, the Company will consider such portions of the PSU awards as granted. The PSUs, if earned, cliff-vest at the end of the third annual performance period in March 2027.

OTHER COMPENSATION PRACTICES, POLICIES AND GUIDELINES
Clawback Policy
We have adopted a clawback policy that requires the recovery of certain erroneously paid incentive compensation received by our Section 16 officers on or after October 2, 2023, as required by the SEC rules and Nasdaq Listing Standards implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act. Under our clawback policy, in the event that we are required to prepare an accounting restatement for periods ending on or after October 2, 2023, we will attempt to recover from our current or former executive officers the pre-tax amount of any erroneously awarded incentive compensation. For purposes of the clawback policy, incentive compensation means any compensation that is granted, earned or vested based wholly or in part upon the attainment of any measures determined and presented in accordance with the accounting principles used in preparing our financial statements, and any measures that are derived wholly or in part from such measures including GAAP and non-GAAP financial measures, as well as stock or share price and total shareholder return.
Common Stock Ownership Requirements
While we have not adopted a formal written policy on common stock ownership requirements, part of our compensation philosophy involves common stock ownership by our executive officers because we believe that it helps align their financial interests with those of our stockholders.
Hedging Policy
Pursuant to the Company’s securities trading policy, directors and officers (as well as all other employees) of the Company are prohibited from engaging in “hedging” transactions, such as prepaid variable forwards, equity swaps, collars and exchange funds unless pre-cleared by the Company’s General Counsel, and are also prohibited from short-selling Company securities (i.e., selling Company securities that the officer, other employee or director does not own in the expectation that the price will decline), in a manner which is contrary to the provisions of Section 16(c) of the Exchange Act, regardless of whether Section 16(c) applies to such person.
Insider Trading Policies and Procedures
The Company has adopted insider trading policies and procedures governing the purchase, sale, or other disposition of its securities by its directors, officers and employees. We believe these policies and procedures are reasonably designed to promote compliance with insider trading laws, rules and regulations and exchange listing standards applicable to the Company. The policy prohibits our directors, officers, employees, and certain other covered persons from unlawfully trading in Company securities and related securities while aware of material non-public information about the Company or its securities. Additionally, these individuals are also prohibited from trading securities during various times throughout the year and must receive preclearance from our General Counsel prior to trading. A copy of our insider trading policy is incorporated by reference as Exhibit 19.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

Practices Related to the Grant of Equity Awards
The Company does not have a formal policy regarding the timing of awards of stock options in relation to the disclosure of material nonpublic information by the Company. The Board of Directors approves all equity awards granted to our NEOs on or before the grant date and annual equity awards are generally granted effective after our applicable fiscal year-end earnings release so that the equity-based awards are granted (and valued) at a point in time when the most important information about our Company then known to management and our Board of Directors is likely to have been disseminated in the market. The Board of Directors may also grant equity awards at other times during the year due to special circumstances, including to new executive officers upon hire or promotion or a change in an executive officer’s role. The Compensation Committee or its delegees approve equity awards to other employees of the Company on or before the grant date consistent with the timing of equity awards granted to our NEOs. As a matter of good corporate governance, we do not grant equity awards in anticipation of the release of material nonpublic information and, in any event, we do not time the release of material nonpublic information in coordination with grants of equity awards in a manner that intentionally benefits our NEOs, directors or any other employees.
During fiscal year 2025, the Company did not grant stock options (or similar awards) to any NEO during any period beginning four business days before and ending one business day after the filing of any company periodic report on Form 10-Q or Form 10-K, or the filing or furnishing of any company Form 8-K that disclosed any material non-public information.
Additional Benefits and Perquisites
Our executive officers and key employees are entitled to participate in the benefit plans which are generally available to all employees, including health, dental, life, and accidental disability. For each of these benefit plans, the Company makes contributions to the premiums paid to the plans. The Company also offers a 401(k) defined contribution plan, but it makes no contribution to the 401(k) plan. In each case, we provide these benefits to our executive officers on the same basis as our other employees.
Severance and Change of Control Agreements
We provide our executive officers with severance and change of control arrangements in their employment agreements. The severance and change of control arrangements are intended to provide our executive officers with a sense of security in making the commitment to dedicate their professional careers to our success. Due to our size relative to other public companies and our operating history, we believe that severance and change of control arrangements are necessary to help us attract and retain necessary skilled and qualified executive officers to continue to grow our business. Details with respect to our severance and change of control arrangements with our executive officers are set forth below under the heading “Potential Payments upon Termination or Change of Control.”
Tax and Accounting Considerations
The Compensation Committee takes into account the deductibility of compensation and the accounting treatment of such compensation in determining Named Executive Officer compensation. However, the Compensation Committee retains its discretion to authorize compensation payments notwithstanding such tax or accounting consequences, based on an overall assessment of the applicable circumstances.

COMPENSATION COMMITTEE REPORT
The Compensation Committee, comprised of independent directors, has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the Compensation Committee,

Julian Nemirovsky, Chairperson Gary J. Nabel, M.D., Ph.D. Holly L. Phillips, M.D.

Summary Compensation Table
The following table sets forth the total compensation of the Company’s Named Executive Officers for the last three fiscal years ended December 31, 2025:

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	All other Compensation ($)	Total ($)
Diem Nguyen, Ph.D. Chief Executive Officer and Director	2025	927,000	463,500	1,853,992(4)	—	—	—	3,244,492
	2024	835,384	900,000(5)	1,364,406	1,350,000	—	—	4,449,790
	2023	—	—	—	—	—	—	—
Daniel J. Luckshire Executive Vice President and Chief Financial Officer	2025	752,252	564,189	250,776(4)	—	—	—	1,567,217
	2024	730,342	730,342	—	—	—	—	1,460,684
	2023	709,070	709,070	300,000	—	—	—	1,718,140
Dennis E. Hruby, Ph.D. Executive Vice President and Chief Scientific Officer	2025	748,527	561,395	249,506(4)	—	—	—	1,559,428
	2024	726,724	726,726	—	—	—	—	1,453,450
	2023	705,557	705,557	400,000	—	—	—	1,811,114
Larry Miller General Counsel and Corporate Secretary	2025	695,250	347,625	463,495(4)	32,612	—	—	1,538,982
	2024	520,313	337,500	739,840	590,361	—	—	2,188,014
	2023	—	—	—	—	—	—	—

(1)	Bonuses are shown in the year in which they were accrued and earned.
(2)	Amounts set forth in this column represents the aggregate grant date fair value of PSUs and RSUs in accordance with FASB ASC Topic 718.
(3)
In April 2025, the Board of Directors modified the options granted to Mr. Miller in March 2024 and adjusted the options to reflect the Company’s cash dividend of $0.60 paid in April 2024. In connection with this adjustment and the $0.60 dividend declared April 8, 2025 and in accordance with the anti-dilution provisions of the 2010 Plan, these Options were adjusted to a total of 102,962 Options with an exercise price of $7.06.

(4)
With respect to the PSUs, the Company only considered the awards associated with the first annual performance period (measured at target) as granted in 2025 as the performance conditions were known to the participants. See 2025 Annual Equity Awards section for more details.

(5)	Dr. Nguyen was paid $450,000 as a signing bonus at the start of her employment on January 27, 2024.

Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Diem Nguyen, Ph.D.	3/13/2025	340,182(1)	—	—	1,853,992
Daniel J. Luckshire	3/13/2025	46,014(2)	—	—	250,776
Dennis E. Hruby, Ph.D.	3/13/2025	45,781(3)	—	—	249,506
Larry Miller	3/13/2025	85,045(4)	—	—	463,495
	4/18/2025	—	7,049 (5)	7.06	32,612

(1)	Represents 255,137 RSUs and 85,045 PSUs (see 2025 Annual Equity Awards section for further details on the PSUs).
(2)	Represents 34,511 RSUs and 11,503 PSUs (see 2025 Annual Equity Awards section for further details on the PSUs).
(3)	Represents 34,336 RSUs and 11,445 PSUs (see 2025 Annual Equity Awards section for further details on the PSUs).
(4)	Represents 63,784 RSUs and 21,261 PSUs (see 2025 Annual Equity Awards section for further details on the PSUs).
(5)
Represents 6,384 Options granted in connection with the April 2025 Board of Directors adjustment to Mr. Miller’s 2024 equity awards with an exercise price of $7.79. In connection with the $0.60 dividend declared on April 8, 2025 and in accordance with the anti-dilution provisions of the 2010 Plan, these Options were adjusted to a total of 7,049 Options with an exercise price of $7.06.

(6)
Represents the grant date fair value of RSUs, PSUs, and Options granted in 2025 computed in accordance with FASB ASC Topic 718. With respect to PSUs, the Company only considered the awards associated with the first annual performance period (measured at target) as granted in 2025 as the performance condition was known to the participants. See 2025 Annual Equity Awards section for more details.

Equity Awards
All of the equity awards disclosed in the Grants of Plan-Based Awards table were issued under the 2010 Plan.

Outstanding Equity Awards at Fiscal Year End
Outstanding Equity Awards at Fiscal Year End
The following table provides certain summary information concerning unexercised options and equity incentive plan awards for each Named Executive Officer as of December 31, 2025:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Diem Nguyen, Ph.D.	129,943(1)	—	—	4.28	1/27/2034	—	—	—	—
	259,886(2)	—	—	4.28	1/27/2034	—	—	—	—
	—	—	—	—	—	366,942(3)	2,529,262	—	—
	—	—	—	—	—	—	—	85,045(4)	570,652
	—	—	—	—	—	—	—	118,577(5)	866,798
Daniel J. Luckshire	—	—	—	—	—	34,511 (6)	231,569	—	—
	—	—	—	—	—	—	—	11,503(7)	77,185
Dennis E. Hruby, Ph.D.	—	—	—	—	—	34,336(6)	230,395	—	—
	—	—	—	—	—	—	—	11,445(8)	76,796
Larry Miller	102,962 (9)	—	—	7.06	3/25/2034	—	—	—	—
	—	—	—	—	—	77,625(10)	529,244	—	—
	—	—	—	—	—	—	—	21,261 (11)	142,661
	—	—	—	—	—	—	—	13,841(12)	101,178

(1)
Represents 109,606 Options granted on January 27, 2024, with an exercise price of $5.06 which vests in equal yearly installments over a two (2) year period, with 50% of such Options vesting on January 27, 2025 and the remaining 50% of such Options vesting on January 27, 2026. In connection with the $0.60 dividends declared on March 12, 2024 and April 8, 2025 and in accordance with the anti-dilution provisions of the 2010 Plan, this award was adjusted to a total of 129,943 Options with an exercise price of $4.28.

(2)
Represents 219,212 Options granted on January 27, 2024, with an exercise price of $5.06, which vests in equal yearly installments over a three (3) year period, with 1/3 of such Options vesting on January 27, 2025, 1/3 of such Options vesting on January 27, 2026 and the remaining 1/3 of such Options vesting on January 27. 2027. In connection with the $0.60 dividends declared on March 12, 2024 and April 8, 2025 and in accordance with the anti-dilution provisions of the 2010 Plan, this award was adjusted to a total of 259,886 Options with an exercise price of $4.28.

(3)
Represents RSUs granted on January 27, 2024 and March 13, 2025, which vest in equal yearly installments over a period of three (3) years, with the 1/3 of such RSUs vesting on each of the first three anniversaries of the date of grant. Values are based on the closing price of the Common Stock on December 31, 2025 (the last trading day of 2025) of $6.11 per share plus the accrued dividends of $0.60 declared on March 12, 2024, and April 8, 2025 which will be paid as the underlying RSUs vest.

(4)
Represents 85,045 PSUs granted on March 13, 2025 that vest, if earned, on the third anniversary of the date of grant (see 2025 Annual Equity Awards section for further details). Values assume achievement of the full performance (measured at target) and are based on the closing price of the Common Stock on December 31, 2025 (the last trading day of 2025) of $6.11 per share plus the accrued dividend of $0.60 declared on April 8, 2025 which will be paid if/when the underlying PSUs vest.

(5)
Represents 177,865 PSUs granted on January 27, 2024 that vest in three substantially equal installments based upon achieving an original sustained stock price (the closing price of Common Stock over any 90 consecutive trading day period as reported on the Nasdaq Global Select Market or, if different from the Nasdaq Global Market, the principal U.S. securities exchange on which the Common Stock is listed on such date) with 1/3 of such PSUs vesting on a sustained stock price of $7.00, 1/3 of such PSUs vesting on a sustained stock price of $8.00 and 1/3 of such PSUs vesting on a sustained stock price of $9.00. In connection with the $0.60 dividends declared on March 12, 2024 and April 8, 2025 and in accordance with the provisions of the grant agreement, the sustained stock price goals were modified to $6.80 and $7.80, respectively. The first 1/3 of such PSUs vested in October 2024. Values assume achievement of the full performance and are based on the closing price of the Common Stock on December 31, 2025 (the last trading day of 2025) of $6.11 per share plus the accrued dividends of $0.60 declared on March 12, 2024 and April 8, 2025 which will be paid as the underlying PSUs vest.

(6)
Represents RSUs granted on March 13, 2025, which vest in equal yearly installments over a period of three years, with the 1/3 of such RSUs vesting on March 13, 2026, 1/3 of such RSUs vesting on March 13, 2027 and the remaining 1/3 vesting on March 13, 2028. Values are based on the closing price of the Common Stock on December 31, 2025 (the last trading day of 2025) of $6.11 per share plus the accrued dividend of $0.60 declared on April 8, 2025, which will be paid as the underlying RSUs vest.

(7)
Represents 11,503 PSUs granted on March 13, 2025 that vest, if earned, on the third anniversary of the date of grant (see 2025 Annual Equity Awards section for further details). Values assume achievement of the full performance (measured at target) and are based on the closing price of the Common Stock on December 31, 2025 (the last trading day of 2025) of $6.11 per share plus the accrued dividend of $0.60 declared on April 8, 2025 which will be paid if/whenas the underlying PSUs vest.

(8)
Represents 11,445 PSUs granted on March 13, 2025 that vest, if earned, on the third anniversary of the date of grant (see 2025 Annual Equity Awards section for further details) Values assume achievement of the full performance (measured at target) and are based on the closing price of the Common Stock on December 31, 2025 (the last trading day of 2025) of $6.11 per share plus the accrued dividend of $0.60 declared on April 8, 2025 which will be paid if/whenas the underlying PSUs vest.

(9)
Represents two awards of Options granted on March 25, 2024, each with an exercise price of $8.35. The first grant of 61,347 Options vests in equal yearly installments over a two year period, with 50% of such Options vesting on March 25, 2025 and 50% of such Options vesting on March 25, 2026. The second grant of 25,504 Options vests in equal yearly installments over a three year period, with 1/3 of such Option vesting on March 25, 2025, 1/3 of such Options vesting on March 25, 2026, and the remaining 1/3 of such Options vesting on March 25, 2027. In April 2025, the Board of Directors adjusted Mr. Miller’s 2024 equity awards to reflect the Company’s cash dividend paid in April 2024. In connection with this adjustment, the $0.60 dividend declared on April 8, 2025 and in accordance with the anti-dilution provisions of the 2010 Plan, the first Option grant was adjusted to a total of 72,727 Options with an exercise price of $7.06 and the second Option grant was adjusted to a total of 30,235 Options with an exercise price of $7.06.

(10)
Represents RSUs granted on March 25, 2024 and March 13, 2025, which vest in equal yearly installments over a period of three years, with the 1/3 of such RSUs vesting on the anniversary date of each respective grant. Values are based on the closing price of the Common Stock on December 31, 2025 (the last trading day of 2025) of $6.11 per share plus the accrued dividends declared on March 12, 2024 and April 8, 2025 which will be paid as the underlying RSUs vest.

(11)
Represents 21,261 PSUs granted on March 13, 2025 that vest, if earned, on the third anniversary of the date of grant (see 2025 Annual Equity Awards section for further details). Values assume achievement of the full performance (measured at target) and are based on the closing price of the Common Stock on December 31, 2025 (the last trading day of 2025) of $6.11 per share plus the accrued dividend of $0.60 declared on April 8, 2025 which will be paid if/when the underlying PSUs vest.

(12)
Represents PSUs granted on March 25, 2024 that vest in three equal installments based upon achieving an original sustained stock price (the closing price of Common Stock over any ninety (90) consecutive trading day period as reported on the Nasdaq Global Select Market or, if different from the Nasdaq Global Market, the principal U.S. securities exchange on which the Common Stock is listed on such date) with 1/3 of such PSUs vesting on a sustained stock price of $7.00, 1/3 of such PSUs vesting on a sustained stock price of $8.00 and 1/3 of such PSUs vesting on a sustained stock price of $9.00. In connection with $0.60 dividends declared on March 12, 2024 and April 8, 2025 and in accordance with the provisions of the grant agreement, the sustained stock price goals were modified to $6.80 and $7.80, respectively. The first 1/3 of such PSUs vested in April 2025. Values assume achievement of the full performance and are based on the closing price of the Common Stock on December 31, 2025 (the last trading day of 2025) of $6.11 per share plus the accrued dividend of $0.60 declared on March 12, 2024 and April 8, 2025 which will be paid as the underlying PSUs vest.

Employment Agreements
We are party to employment-related agreements with each of our Named Executive Officers, as described below.
Diem Nguyen, Ph.D. – Chief Executive Officer
In connection with Dr. Nguyen’s appointment as Chief Executive Officer, the Company and Dr. Nguyen entered into an employment agreement, dated January 19, 2024 (the “Nguyen Agreement”), pursuant to which the Company has agreed to pay Dr. Nguyen an annual base salary of $900,000, subject to automatic increases each calendar year beginning in 2025 generally equal to three percent (3%). Further, for calendar year 2024, the Company agreed to pay Dr. Nguyen an annual bonus of $450,000. Beginning with calendar year 2025, Dr. Nguyen is eligible to (i) participate in the Company’s annual bonus program with a target bonus opportunity equal to fifty percent (50%) of her then current base salary, subject to the achievement of any applicable performance criteria and goals (the “Target Annual Bonus”) and (ii) receive annual equity awards with a target aggregate grant date value opportunity equal to 300% of her annual base salary, with the actual amount granted to be determined by the Compensation Committee based on the achievement of applicable performance criteria and goals.
In addition, to replace certain compensation opportunities that were forfeited in connection with Dr. Nguyen assuming the Chief Executive Officer role of the Company, the Company agreed to (i) pay Dr. Nguyen a cash bonus of $450,000 (the “Sign-On Bonus”); provided that Dr. Nguyen was required to repay the Sign-On Bonus, net of taxes, to the Company if she had resigned her employment without Good Reason or if her employment was terminated by the Company for Cause (each term as defined in the Nguyen Agreement), in each case, prior to January 27, 2025, and (ii) make Dr. Nguyen a grant of Options with a grant date value of $450,000, pursuant to the Company’s 2010 Plan, which will vest 50% on each of the first two anniversaries of the Dr. Nguyen’s commencement date, subject to Dr. Nguyen’s continued employment or service with the Company through the applicable vesting date. Additionally, the Company agreed to grant Dr. Nguyen the following sign-on equity awards pursuant to the 2010 Plan: (A) RSUs with a grant date value of $900,000, which will vest one-third on each of the first three anniversaries of the Commencement Date; (B) PSUs with a grant date value equal to $900,000, which will be eligible to vest in three equal installments based upon achievement of a sustained stock price (the closing price of Common Stock over any ninety (90) consecutive trading day period) with 1/3 of such PSUs vesting on a sustained stock price of $7.00, 1/3 of such PSUs vesting on a sustained stock price of $8.00 and 1/3 of such PSUs vesting on a sustained stock price of $9.00; and (C) Options with a grant date value of $900,000, which will vest one-third on each the first three anniversaries of Dr. Nguyen’s commencement date; in each case, vesting will also be subject to Dr. Nguyen’s continued employment or service with the Company through the applicable vesting date.
Details with respect to our severance obligations to Dr. Nguyen and the applicable post-employment restrictive covenants are set forth below under the heading “Potential Payments upon Termination or Change of Control.”
Daniel J. Luckshire – Executive Vice President and Chief Financial Officer
Pursuant to the amended and restated employment agreement (the “Luckshire Agreement”) that became effective on April 12, 2016 (the effective date of the Plan of Reorganization filed with the Bankruptcy Court for the Southern District of New York in connection with the Company’s then-pending chapter 11 case (as amended the “POR”)), we agreed to pay to Mr. Luckshire an annual base salary of $506,480, subject to an automatic annual increase of three percent (3%) above the amount of his base salary in effect at the end of the prior calendar year. The automatic increase terminates upon the third anniversary of the occurrence of a Change of Control (as defined in the Luckshire Agreement). The Compensation Committee may increase Mr. Luckshire’s base salary by additional discretionary amounts but any such additional discretionary amounts shall be disregarded when calculating the amount of any automatic annual increase in Mr. Luckshire’s base salary. Effective January 1, 2018, Mr. Luckshire’s base salary was adjusted to $600,000 pursuant to review and approval by the Compensation Committee.
On October 1, 2024, under an amendment to the Luckshire Agreement (the “2024 Luckshire Amendment”), the mix of Mr. Luckshire’s incentive compensation opportunities increased the use of long-term incentives and thereby further aligned his interests with the long-term interests of the Company and its stockholders. Pursuant to the 2024 Luckshire Amendment, Mr. Luckshire is eligible to: (i) earn a target annual bonus equal to (A) with respect to 2024, 100% of annual base salary, (B) with respect to 2025, 75% of annual base salary and (C) with respect to 2026 and each calendar year thereafter, 50% of annual base salary and (ii) receive grants of equity awards with a target aggregate grant date value equal to (A) in 2025, 50% of annual base salary, (B) in 2026, 75% of annual base salary and (C) in 2027 and each calendar year thereafter, 100% of annual base salary. The term of his employment expired at the end of the two year anniversary from when the agreement became effective and automatically renews for additional one year periods unless notice of non-renewal is given; provided, however, that the agreement shall not automatically renew upon the expiration of any subsequent term that ends following the third anniversary of the occurrence of a Change of Control.
Details with respect to our severance obligations to Mr. Luckshire and applicable post-employment restrictive covenants are set forth below under the heading “Potential Payments upon Termination or Change of Control.”
Dennis E. Hruby, Ph.D. – Executive Vice President and Chief Scientific Officer
Pursuant to the amended and restated employment agreement (the “Hruby Agreement”) that became effective on April 12, 2016 (the effective date of the POR), we agreed to pay to Dr. Hruby an annual base salary of $562,755, subject to an automatic annual increase of three percent above the amount of his base salary in effect at the end of the prior calendar year. The automatic annual increase terminates upon the third anniversary of the occurrence of Change of Control (as defined in the Hruby Agreement). The Compensation Committee may increase Dr. Hruby’s base salary by additional discretionary amounts but any such additional discretionary amounts shall be disregarded when calculating the amount of any automatic annual increase in Dr. Hruby’s base salary.
On October 1, 2024, under an amendment to the Hruby Agreement (the “2024 Hruby Amendment”), the mix of Dr. Hruby’s incentive compensation opportunities increased the use of long-term incentives and thereby further aligned his interests with the long-term interests of the Company and its stockholders. Pursuant to the 2024 Hruby Amendment, Dr. Hruby is eligible to: (i) earn a target annual bonus equal to (A) with respect to 2024, 100% of annual base salary, (B) with respect to 2025, 75% of annual base salary and (C) with respect to 2026 and each calendar year thereafter, 50% of annual base salary and (ii) receive grants of equity awards with a target aggregate grant date value equal to (A) in 2025, 50% of annual base salary, (B) in 2026, 75% of annual base salary and (C) in 2027 and each calendar year thereafter, 100% of annual base salary. The term of his employment expired at the end of the two year anniversary from when the agreement became effective and automatically renews for additional one year periods unless notice of non-renewal is given; provided, however, that the agreement shall not automatically renew upon the expiration of any subsequent term that ends following the third anniversary of the occurrence of a Change of Control.
Details with respect to our severance obligations to Dr. Hruby and the applicable post-employment restrictive covenants are set forth below under the heading “Potential Payments upon Termination or Change of Control.”
Larry Miller – General Counsel and Corporate Secretary
In connection with Mr. Miller’s appointment as General Counsel, the Company and Mr. Miller entered into an employment agreement, dated February 26, 2024 (the “Miller Agreement”), pursuant to which the Company agreed to pay Mr. Miller an annual base salary of $675,000, subject to annual increases at the discretion of the Compensation Committee. Further, for calendar year 2024, the Company agreed to pay Mr. Miller an annual bonus of $337,500. Beginning with calendar year 2025, Mr. Miller is eligible to (i) participate in the Company’s annual bonus program with a target bonus opportunity equal to fifty percent (50%) of his then current base salary, subject to the achievement of any applicable performance criteria and goals (“Target Annual Bonus”) and (ii) receive annual equity awards with a target aggregate grant date value opportunity equal to 100% of his annual base salary, with the actual amount granted to be determined by the Compensation Committee of the Board based on the achievement of applicable performance criteria and goals.
In addition, to replace certain compensation opportunities that were forfeited in connection with Mr. Miller assuming the General Counsel role of the Company, the Company agreed to (i) issue Mr. Miller Common Stock with a grant date value of $417,000; and (ii) make Mr. Miller a grant of Options with a grant date value of $417,000, pursuant to the Company’s 2010 Plan, which will vest 50% on each of the first two anniversaries of Mr. Miller’s commencement date subject to Mr. Miller’s continued employment or service with the Company through the applicable vesting date. Additionally, the Company has agreed to grant Mr. Miller the following sign-on equity awards pursuant to the 2010 Plan: (i) RSUs with a grant date value of $173,361, which will vest one-third on each of the first three anniversaries of the Commencement Date; (ii) PSUs with a grant date value equal to $173,361, which will be eligible to vest in three equal installments based upon achievement of a sustained stock price (the closing price of Common Stock over any 90 consecutive trading day period) with 1/3 of such PSUs vesting on a sustained stock price of $7.00, 1/3 of such PSUs vesting on a sustained stock price of $8.00 and 1/3 of such PSUs vesting on a sustained stock price of $9.00; and (iii) Options with a grant date value of $173,361, which will vest one-third on each the first three anniversaries of Mr. Miller’s commencement date, in each case, vesting will also be subject to Mr. Miller’s continued employment or service with the Company through the applicable vesting date.

Details with respect to our severance obligations to Mr. Miller and the applicable post-employment restrictive covenants are set forth below under the heading “Potential Payments upon Termination or Change of Control.
Option Exercises and Stock Vested
The following table sets forth any exercises of stock options and the vesting of restricted stock units for each of the Named Executive Officers for the year ended December 31, 2025:

	Option Awards	Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Diem Nguyen, Ph.D.	—	—	55,902	354,419
Daniel J. Luckshire	—	—	24,193	157,013
Dennis E. Hruby, Ph.D.	—	—	32,258	209,354
Larry Miller	—	—	13,840	82,210

(1)	Values are based on the closing price of the Common Stock on the applicable vesting date.
Potential Payments upon Termination or Change of Control
Severance Arrangement for Diem Nguyen, Ph.D.
The following table and footnotes describe and quantify the potential payments to Dr. Nguyen pursuant to the Nguyen Agreement upon a qualifying termination of employment effective as of December 31, 2025:

	Termination by the Company without cause (or by the officer for good reason)	Termination by the Company due to a change of control
Aggregate cash payments	$1,854,000	$4,171,500
Value of accelerated stock-based grants(1)	$3,242,649	$4,109,447
Total	$5,096,649	$8,280,947

(1)	The amount consists of the value of unvested RSUs, PSUs, and Options as of December 31, 2025 as well as accrued but unpaid dividends.
If Dr. Nguyen’s employment is terminated or the Nguyen Agreement is not renewed by the Company without Cause (as defined in the Nguyen Agreement) or if Dr. Nguyen terminates her employment for Good Reason (as defined in the Nguyen Agreement), she will be entitled to the following: (i) a cash amount equal two (2) times Dr. Nguyen’s then-current annual base salary; (ii) Dr. Nguyen’s 2025 Target Annual Cash Bonus; (iii) the Company shall take all such action as is necessary such that all Options and RSUs shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such Option; (iv) any PSUs that are outstanding and unvested as of immediately prior to such termination shall continue to be eligible to vest in accordance with the terms of the award and subject to achievement of the applicable performance goals, as if Dr. Nguyen’s employment with the Company had not terminated, and (v) 12 months of Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) coverage at active employee rates.
If Dr. Nguyen’s employment is terminated or the Nguyen Agreement is not renewed by the Company other than for Cause or if Dr. Nguyen terminates her employment for Good Reason, in each case, during the period that begins 90 days prior to the occurrence of the Change of Control (defined as a “sale event” in the 2010 Plan) and that ends two years following a change of control (the “Change of Control Period”), she will be entitled to the following: (i) a cash amount equal to three (3) times the sum of Dr. Nguyen’s then-current annual base salary and Dr. Nguyen’s 2025 Target Annual Cash Bonus; (ii) the Company shall take all such action as is necessary such that all of Dr. Nguyen’s equity grants shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award, and (iii) 18 months of COBRA coverage at active employee rates.

Severance Arrangement for Daniel J. Luckshire
The following table and footnotes describe and quantify the potential payments to Mr. Luckshire pursuant to the Luckshire Agreement and Luckshire October Amendment upon a qualifying termination of employment effective as of December 31, 2025:

	Termination by the Company without cause (or by the officer for good reason)	Termination by the Company due to a change of control
Aggregate cash payments	$752,252	$2,632,882
Value of accelerated stock-based grants(1)	$231,569	$231,569
Total	$983,821	$2,864,451

(1)	The amount consists of the value of unvested RSUs as of December 31, 2025 as well as accrued but unpaid dividends.
If Mr. Luckshire’s employment is terminated or the Luckshire Agreement (as amended) is not renewed by the Company without Cause (as defined in the Luckshire Agreement) or if Mr. Luckshire terminates his employment for Good Reason (as defined in the Luckshire Agreement), he will be entitled to the following: (i) the continued payment of his salary for one (1) year and (ii) the Company shall take all such action as is necessary such that all of Mr. Luckshire’s equity grants shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
If Mr. Luckshire’s employment is terminated or the Luckshire Agreement (as amended) is not renewed by the Company other than for Cause or if Mr. Luckshire terminates his employment for Good Reason, in each case, during the Change of Control Period, he will be entitled to the following: (i) a cash amount equal to two (2) times the sum of Mr. Luckshire’s then-current annual base salary and the target annual bonus; (ii) the Company shall take all such action as is necessary such that all of Mr. Luckshire’s equity grants shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award; and (iii) 18 months of COBRA coverage at active employee rates.
Severance Arrangement for Dennis E. Hruby, Ph.D.
The following table and footnotes describe and quantify the potential payments to Dr. Hruby pursuant to the Hruby Agreement and Hruby October Amendment upon a qualifying termination effective as of December 31, 2025:

	Termination by the Company without cause (or by the officer for good reason)	Termination by the Company due to a change of control
Aggregate cash payments	$1,497,054	$2,058,449
Value of accelerated stock-based grants(1)	$230,395	$230,395
Total	$1,727,449	$2,288,844

(1)	The amount consists of the value of unvested RSUs as of December 31, 2025 as well as accrued but unpaid dividends.
If Dr. Hruby’s employment is terminated or the Hruby Agreement (as amended) is not renewed by the Company without Cause (as defined in the Hruby Agreement) or if Dr. Hruby terminates his employment for Good Reason (as defined in the Hruby Agreement), he will be entitled to the following: (i) the continued payment of his salary for two (2) years (except in the case of non-renewal, in which event such continued payment will be for one (1) year) and (ii) the Company shall take all such action as is necessary such that all of Dr. Hruby’s equity grants shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
If Dr. Hruby’s employment is terminated or the Hruby Agreement (as amended) is not renewed by the Company other than for Cause or if Dr. Hruby terminates his employment for Good Reason, in each case, during the Change of Control Period, he will be entitled to the following: (i) the continued payment of his salary for two (2) years; (ii) a pro rata portion of the target annual bonus for the year of termination; and (iii) the Company shall take all such action as is necessary such that all of Dr. Hruby’s equity grants shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award.
Severance Arrangement for Larry Miller
The following table and footnotes describe and quantify the potential payments to Mr. Miller pursuant to the Miller Agreement upon a qualifying termination effective as of December 31, 2025:

	Termination by the Company without cause (or by the officer for good reason)	Termination by the Company due to a change of control
Aggregate cash payments	$695,250	$2,085,750
Value of accelerated stock-based grants(1)	$529,244	$630,422
Total	$1,224,494	$2,716,172

(1)	The amount consists of the value of unvested RSUs, PSUs, and Options as of December 31, 2025 as well as accrued but unpaid dividends.
If Mr. Miller’s employment is terminated or the Miller Agreement is not renewed by the Company without Cause (as defined in the Miller Agreement) or if Mr. Miller terminates his employment for Good Reason (as defined in the Miller Agreement), he will be entitled to the following: (i) the continued payment of his salary for one (1) year; (ii) Mr. Miller’s 2025 Target Annual Cash Bonus; (iii) the Company shall take all such action as is necessary such that all Options and RSUs shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award; (iv) any PSUs that are outstanding and unvested as of immediately prior to such qualifying termination shall continue to be eligible to vest in accordance with the terms of the award and subject to achievement of the applicable performance goals, as if Mr. Miller’s employment with the Company had not terminated and (v) 12 months of COBRA coverage at active employee rates.
If Mr. Miller’s employment is terminated or the Miller Agreement is not renewed by the Company other than for Cause or if Mr. Miller terminates his employment for Good Reason, in each case, during the Change of Control Period, he will be entitled to the following: (i) a cash amount equal to two (2) times the sum of Mr. Miller’s then-current annual base salary and Mr. Miller’s 2025 Target Annual Cash Bonus; (ii) the Company shall take all such action as is necessary such that all of Mr. Miller’s equity grants shall immediately and irrevocably vest and, to the extent applicable, become exercisable as of the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination, or, if earlier, the expiration of the term of such equity award; and (iii) 18 months of COBRA coverage at active employee rates.
Restrictive Covenant Provisions
Pursuant to the applicable employment arrangements with Dr. Nguyen, Mr. Luckshire, Dr. Hruby, and Mr. Miller, during the respective terms thereof plus an additional twelve (12) months thereafter for Mr. Luckshire and Mr. Miller, an additional eighteen (18) months thereafter for Dr. Nguyen, and an additional twenty-four (24) months thereafter for Dr. Hruby, each executive officer has agreed not to engage in any competitive business with us, induce our employees to terminate their employment or solicit our customers. We have agreed to indemnify each of them under their respective employment arrangements for liabilities incurred because of their employment and to provide each of them with the full protection of any directors’ and officers’ liability insurance policies maintained generally for the benefit of our officers.
CEO Pay Ratio
Our CEO Pay Ratio was calculated in compliance with the requirements set forth in Item 402(u) of Regulation S-K. Based on SEC rules for this disclosure and applying the methodology described below, we determined that our median employee’s total compensation was $128,097. The annual total compensation of Dr. Nguyen, as set forth in the summary compensation table in this proxy statement, was $3,244,492. Accordingly, our CEO to Employee Pay Ratio is approximately 25:1.

We identified the median employee using our employee population as of December 31, 2025. We used a consistently applied compensation measure – W-2 earnings – across our employee population (excluding Dr. Nguyen) as of such date in order to identify the median employee.
Once the median employee was identified as described above, that employee’s total annual compensation for 2025 was determined using the same rules that apply to reporting the compensation of our Named Executive Officers (including our Chief Executive Officer) in the “Total” column of the Summary Compensation Table. The total compensation amounts included in the first paragraph of this pay-ratio disclosure were determined based on that methodology. The SEC’s pay ratio disclosure rules permit the use of estimates, assumptions, and adjustments, and the SEC has acknowledged that pay ratio disclosures may involve a degree of imprecision. We believe that the foregoing pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s pay ratio disclosure rules.
The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Equity Compensation Plan Information
The following table sets forth certain compensation plan information with respect to both equity compensation plans approved by security holders and equity compensation plans not approved by security holders as of December 31, 2025:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, Rights and Restricted Stock Units(1)	Weighted-average Exercise Price of Outstanding Options, Warrants, Rights and Restricted Stock Units	Number of Securities Available for Future Issuance under Equity Compensation Plans(1)
Equity compensation plans approved by security holders	2,023,428	$5.25	1,436,637
Equity compensation plans not approved by security holders	—	—	—
Total	2,023,428	$5.25	1,436,637

(1)	Consists of the 2010 Plan, as amended from time to time.
As of December 31, 2025, there were no outstanding Options, SARs or RSUs that had been awarded outside of the Company’s equity compensation plan.

PAY VERSUS PERFORMANCE
In accordance with Item 402(v) of Regulation S-K, the Company is required to disclose pay versus performance by comparing compensation amounts previously reported for the last five calendar years to the SEC’s definition of “Compensation Actually Paid” for such years. Also as required by the SEC, this section compares Compensation Actually Paid to various measures used to gauge performance at SIGA. Compensation Actually Paid is a required disclosure item, the amount of which is calculated in accordance with SEC rules. Such measure was not incorporated into the philosophy and strategy of compensation-setting set forth in the “Compensation Discussion and Analysis” of this proxy statement.

Pay Versus Performance Table
Year	Summary Compensation Table Total for PEO[1]	Compensation Actually Paid to PEO[2]	Average Summary Compensation Table Total for Non-PEO Named Executive Officers[3]	Average Compensation Actually Paid to Non-PEOs Named Executive Officers4,	Value of initial fixed $100 investment based on:		Net Income
					Total Shareholder Return	Peer Group Total Shareholder Return[5]		Product Sales and Supportive Services Revenues[6]
2025	$3,244,492	$3,741,280	$1,555,209	$1,636,663	$116	$120	$23,279,143	$88,048,145
2024	$4,588,317	$5,640,511	$1,412,611	$1,351,882	$104	$91	$59,214,216	$133,330,181
2023	$1,825,856	$1,825,856	$1,399,930	$1,373,478	$88	$92	$68,068,826	$130,668,209
2022	$1,738,912	$1,738,912	$993,871	$993,871	$107	$89	$33,904,806	$86,661,583
2021	$1,688,264	$1,688,264	$1,285,045	$1,269,045	$103	$99	$69,450,766	$126,802,536

(1)
Amount included here is the amount in the “Total” column from the Summary Compensation Table (“SCT”) for the principal executive officer (“PEO”) for the applicable year. For 2021-2023, our PEO was Dr. Phillip L. Gomez. For 2024, our PEO was Dr. Gomez until his retirement effective January 26, 2024 and Dr. Nguyen for the remainder of the fiscal year. For 2025, our PEO was Dr. Nguyen.

(2)	In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Compensation Actually Paid to PEO:

Year	Reported Summary Compensation Table for PEO	Reported Value of Equity Awards	Total Equity Award Adjustments(a)	Compensation “Actually Paid” to PEO
2025	$3,244,492	$(1,853,992)	$2,350,780	$3,741,280
2024	$4,588,317	$(2,715,848)	$3,768,042	$5,640,511
2023	$1,825,856	—	—	$1,825,856
2022	$1,738,912	—	—	$1,738,912
2021	$1,688,264	—	—	$1,688,264

a)	The amounts added or deducted in calculating the total equity award adjustments are as follows:

Year	Year-End Fair Value of Equity Awards Granted During Applicable Year	Fair Value of Equity Awards Granted and Vested in the Applicable Year	Change in Fair Value as of Year-End of Any Prior Year Awards that Remain Unvested as of Year-End	Change in Fair Value as of the Vesting Date of Any Prior Year Awards that Vested During Applicable Year	Total Equity Value Reflected in Compensation Actually Paid
2025	$2,282,621	—	$49,711	$18,448	$2,350,780
2024	$3,362,329	$405,713	—	—	$3,768,042
2023	—	—	—	—	—
2022	—	—	—	—	—
2021	—	—	—	—	—

(3)
Amount included here is the average of the amounts in the “Total” column from the SCT for the applicable year for each of the other non-PEO NEOs. For 2025, our non-PEO NEOs were Mr. Luckshire, Dr. Hruby and Mr. Miller. For 2024, our non-PEO NEOs were Mr. Luckshire, Dr. Hruby, Mr. Miller and Dr. Jay K. Varma (former Chief Medical Officer). For 2023, our non-PEO NEOs were: Mr. Luckshire, Dr. Hruby and Dr. Varma. For 2022 and 2021, our non-PEO NEOs were Mr. Luckshire, Dr. Hruby and Ms. Robin E. Abrams (former General Counsel and Chief Administrative Officer). The 2022 amount was impacted by the resignation of Ms. Abrams, effective April 18, 2022. The 2023 amount includes compensation paid to Dr. Varma, pro-rated based on his commencement date with the Company.

(4)
In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Average Total Compensation for the NEOs as a group for each year to determine the compensations “actually paid”.

Year	Reported Summary Compensation Table for Non-PEO NEOs	Average Reported Value of Equity Awards	Total Average Equity Award Adjustments(a)	Average Compensation “Actually Paid” to Non-PEO NEOs
2025	$1,555,209	$(332,130)	$413,584	$1,636,663
2024	$1,412,611	$(304,473)	$243,744	$1,351,882
2023	$1,399,930	$(283,333)	$256,881	$1,373,478
2022	$993,871	—	—	$993,871
2021	$1,285,045	—	$(16,000)	$1,269,045

a)	The amounts added or deducted in calculating the total average equity award adjustments are as follows:

Year	Year-End Fair Value of Equity Awards Granted During Applicable Year	Change in Fair Value as of Year- End of Any Prior Year Awards that Remain Unvested as of Year-End	Change in Fair Value as of the Vesting Date of Any Prior Year Awards that Vested During Applicable Year	Total Equity Value Reflected in Compensation Actually Paid
2025	$395,553	$(4,736)	$22,767	$413,584
2024	$199,336	$7,715	$36,693	$243,744
2023	$256,881	—	—	$256,881
2022	—	—	—	—
2021	—	—	$(16,000)	$(16,000)

(5)	The peer group, for purposes of this analysis, is the Nasdaq Biotechnology Index. The company’s stock performance relative to the Nasdaq Biotechnology Index is disclosed in the Company’s Form 10-K.
(6)
Product Sales and Supportive Services Revenues is a financial measure that is consistent with U.S. GAAP that is considered by the Company as part of its executive compensation program. The Compensation Committee reviews a variety of performance goals and metrics for the purpose of awarding compensation to executive officers that are consistent with the Company’s overall compensation philosophy and the long-term interests of its stockholders. Among these, the Compensation Committee has identified Product Sales and Supportive Services Revenues as the most important financial performance measure (that is not otherwise required to be disclosed in the table above) used by the Company to link compensation actually paid to its NEOs for the year ended December 31, 2025 to the Company’s performance.

The relationship between (1) compensation actually paid to the PEO and the average of compensation actually paid to NEOs other than the PEO and (2) cumulative total shareholder return on the Common Stock and cumulative total shareholder return on the stock of NASDAQ Biotech Composite Index for the last five completed fiscal years is shown in Figure 1.
Figure 1: Compensation Actually Paid versus Total Shareholder Return (“TSR”)

The relationship between (1) compensation actually paid to the PEO and the average of compensation actually paid to NEOs other than the PEO and (2) net income of the Company for the last five completed fiscal years is shown in Figure 2.
Figure 2: Compensation Actually Paid versus Net Income

The relationship between (1) compensation actually paid to the PEO and the average of compensation actually paid to NEOs other than the PEO and (2) product sales and supportive services revenues of the Company for the last five completed fiscal years is shown in Figure 3.
Figure 3: Compensation Actually Paid versus Product Sales and Supportive Services Revenues

List of Performance Measures
The Company utilizes other important financial measures to consider for compensation actually paid to its NEOs performance as set forth in the table below.

Total Product Sales and Supportive Services Revenues
Operating Income (Pre-Tax)
Total Revenues
International Sales Revenue
Net Income
Diluted Earnings per Share
Relative TSR

TRANSACTIONS WITH RELATED PERSONS
Review, Approval or Ratification of Transactions with Related Persons
The Company’s policies and procedures for reviewing, approving, and ratifying transactions with related persons are set forth in a written policy.
Under these procedures, management recommends to the Audit Committee related party transactions to be entered into by the Company, including the proposed aggregate value of such transactions, if applicable. After review, the Audit Committee either approves or disapproves such transactions. Management can preliminarily enter into related party transactions that are subject to ratification by the Audit Committee; provided that, if ratification shall not be forthcoming, management shall make all reasonable efforts to cancel or annul such transactions.
In addition, with respect to any related party transaction that includes a compensation component, management will submit the terms of such proposed compensation (or any subsequent material changes to such compensation) to the Compensation Committee for its review. After its review, the Compensation Committee either approves or disapproves the compensation component of the related party transaction and informs management and the Audit Committee of such approval or disapproval.
Transactions with Related Persons
Based on information provided by the directors and the executive officers, the Audit Committee determined that there were no related person transactions to be reported in this proxy statement other than:
•
On May 26, 2017, the Company and M&F entered into a ten-year office lease agreement (the “New HQ Lease”), pursuant to which the Company agreed to lease 3,200 square feet at 27 East 62nd Street, New York, New York. The Company is utilizing premises leased under the New HQ Lease as its corporate headquarters. The Company’s rental obligations, from the first day of the sixty-fourth month of the term through the expiration or earlier termination of the lease, consist of a fixed rent of $29,333 per month. In addition to the fixed rent, the Company pays a facility fee, in consideration of the landlord making available certain ancillary services, which commenced on the first anniversary of entry into the lease. The facility fee is $4,690 per month as of December 31, 2025, and increases by five percent each year.

•
Evan A. Knisely, who served as a Director from June 2023 until March 2025, owns a boutique government-relations advisory firm that provides services to the Company. In October 2020, the Company entered into a services agreement with the advisory firm, pursuant to which the firm provides the Company with services in connection with government relations activities for a monthly fee of $20,000. In March 2025, following Mr. Knisely’s services as a Director, the Company entered into a revised services agreement with Mr. Knisely’s advisory firm pursuant to which the monthly fee was increased to $45,000, and in October 2025 the Company and Mr. Knisely’s advisory firm entered into a separate strategic consulting agreement pursuant to which the firm received a one-time payment of $250,000 and is eligible for an additional inventive payment. These agreements are ongoing. During the year ended December 31, 2025, the Company incurred aggregate expenses of approximately $0.8 million related to services provided by the advisory firm.

FEES BILLED BY PRICEWATERHOUSECOOPERS LLP
The following table presents fees billed for professional audit services rendered by PricewaterhouseCoopers LLP.

	Year ended December 31,
	2025	2024
Audit Fees	$822,000	$839,000
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	2,178	2,178
Total Fees	$824,178	$841,178

Audit Fees. Consists of fees billed for professional services rendered and expenses incurred for the integrated audit of SIGA’s annual financial statements and of its internal control over financial reporting, reviews of the interim financial statements included in quarterly reports and for services normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.
Audit Related Fees. Consists of fees billed that are related to the performance of the audit or review of SIGA’s financial statements and are not reported under “Audit Fees.” These services mainly relate to the audit of our federal expenditures. For 2025 and 2024, there were no services provided.
Tax Fees and All Other Fees. Consists of fees billed for products and services other than the services reported above. These products included accounting research software. For 2025 and 2024, there were no tax services provided.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services, and other services.
SIGA did not make use in fiscal year 2025 of the rule that waives pre-approval requirements for non-audit services in certain cases if the fees for these services constitute less than thresholds approved by the Audit Committee of the total fees paid to the auditor during the year.

PROPOSALS TO BE VOTED ON AT THE MEETING
PROPOSAL 1: ELECTION OF DIRECTORS
Eight directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders and until their successors have been duly elected and qualified. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the election of the eight persons named in the table below as directors of SIGA. Proxies cannot be voted for a greater number of persons than the nominees named. In the event that any of the below listed nominees for director should become unavailable for election for any presently unforeseen reason, the persons named in the accompanying proxy card have the right to use their discretion to vote for a substitute or the Board of Directors may reduce the size of the board. For additional information about the nominees and their qualifications, please see “Our Director Nominees.”
The Board of Directors recommends that the stockholders vote “FOR” the election to the Board of each of the following nominees:

Name	Age	Director Since	Position
Jaymie A. Durnan*	72	2020	Director
Harold E. Ford, Jr.*	55	2022	Director
General John M. “Jack” Keane (Ret.)*	83	2025	Director
Joseph W. Marshall, III*	73	2009	Director
Gary J. Nabel, M.D., Ph.D.*	72	2021	Director
Julian Nemirovsky*	42	2020	Director
Diem Nguyen, Ph.D.	54	2024	Director and Chief Executive Officer
Holly L. Phillips, M.D.*	55	2021	Director

*	Determined by the Board of Directors to be independent pursuant to Nasdaq Rule 5605.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed the firm PricewaterhouseCoopers LLP as SIGA’s independent registered public accounting firm to audit the financial statements of SIGA for the fiscal year ending December 31, 2026, and recommends that stockholders vote for ratification of this appointment. PricewaterhouseCoopers LLP has audited SIGA’s financial statements since January 1997. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.
If the stockholders do not ratify the selection, the Audit Committee will reconsider its selection of auditors. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year, if it determines that such change would be in the best interests of SIGA and its stockholders.
The Board of Directors recommends that the stockholders vote “FOR” the ratification of PricewaterhouseCoopers LLP as SIGA’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

PROPOSAL 3: APPROVAL OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS ON A NON-BINDING ADVISORY BASIS
Executive compensation is an important matter for our stockholders. The core of SIGA’s executive compensation philosophy and practice continues to be pay for performance. SIGA’s executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value. SIGA’s executive officers are compensated in a manner consistent with SIGA’s strategy, competitive practice, sound governance principles, and stockholder interests and concerns. The Compensation Committee believes that SIGA’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the long-term interests of our stockholders. Our previous say-on-pay vote was at our 2023 annual meeting and was approved by more than 90% of the votes cast on such matter. We urge you to read the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement for additional detail on SIGA’s executive compensation, including our compensation philosophy and objectives and the 2025 compensation of the Named Executive Officers.
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), stockholders are being asked to vote on the following resolution:
RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in the Company’s 2026 Proxy Statement.
Although the vote is non-binding, our Compensation Committee and Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.
The Board of Directors recommends that the stockholders vote “FOR” approval of the compensation of Named Executive Officers on a non-binding advisory basis as disclosed in this proxy statement

PROPOSAL 4: APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AVAILABLE FOR ISSUANCE UNDER THE PLAN BY 6,500,000 SHARES
Background for Amendment
The Board of Directors adopted the 2010 Stock Incentive Plan (as subsequently amended and restated, the “2010 Plan”) as a flexible vehicle through which the Company could offer equity-based compensation incentives to eligible personnel of the Company and its subsidiaries to attract, motivate, reward and retain such personnel and to further align the interests of such personnel with those of the stockholders of the Company. The 2010 Plan initially provided for the issuance of stock options, restricted stock and unrestricted stock, and subsequently was amended to also permit the issuance of restricted stock units (“RSUs”).
The 2010 Plan, as initially adopted and approved by the Company’s stockholders, provided for the issuance of an aggregate of 2,000,000 shares of Common Stock. This was increased to 4,500,00 shares by an amendment to the Plan adopted by the Board of Directors on April 26, 2012, and approved by the Company’s stockholders on May 23, 2012, and was further increased to 8,500,000 shares by an amendment to the Plan adopted by the Board of Directors on April 18, 2017, and approved by the Company’s stockholders on May 23, 2017.
As of the date hereof, 570,283 shares remain available for issuance under the 2010 Plan. On March 5, 2026, the Board of Directors approved an amendment to the 2010 Plan to authorize an additional 6,500,000 shares for issuance under the 2010 Plan, subject to approval by SIGA’s stockholders by means of this Proposal No. 4. This amendment would increase the maximum number of shares of Common Stock available for issuance under the 2010 Plan from 8,500,000 shares to 15,000,000 shares, of which 7,070,283 shares would remain available for issuance, after considering previous awards issued under the 2010 Plan.
To remain competitive with the industry and to attract and retain key employee talent, we began shifting a percentage of executive compensation from cash to equity awards starting in 2024 and introduced equity compensation more broadly into our employee population. We believe that the benefits to our stockholders from equity award grants to our executive officers, broader employee population and directors outweigh the potential dilutive effect of additional grants under the 2010 Plan. Further, we believe that paying a significant portion of variable compensation in the form of equity awards is an effective method of aligning the interests of executive officers and other employees with those of our stockholders, encouraging ownership in the Company, and retaining, attracting and rewarding talented employees.
We believe that the current number of shares of common stock remaining available for issuance under the 2010 Plan has become insufficient to meet our future needs for attracting, motivating and retaining employees in a competitive market for talent. A copy of the Amendment is attached as Annex A to this Proxy Statement and is incorporated by reference herein.
We are requesting that stockholders approve the proposed Amendment. If this proposal is approved by our stockholders at the Annual Meeting, the Amendment providing for the additional 6,500,000 shares will become effective on the date of the Annual Meeting. If stockholders do not approve the Amendment, the proposed 6,500,000 additional shares will not become available for issuance under the 2010 Plan. All other existing provisions of the 2010 Plan remain in effect. In such event, our Board will consider whether to adopt alternative arrangements based on its assessment of our needs, and it may become necessary to increase cash compensation to replace any shortfall in available equity, which we do not believe is advisable or in our stockholders’ best interests.
We believe that the proposed share pool increase to the 2010 Plan pursuant to the Amendment is reasonable, appropriate, and in the best interests of our stockholders.
If stockholders approve the Amendment, the number of shares available under the 2010 Plan will increase by 6,500,000 shares to 15,000,000 shares.
Reasons Why We Urge Stockholders to Vote in Favor of the Amendment to the 2010 Plan
Our Board recommends a vote for the approval of the Amendment to the 2010 Plan for the following reasons:
•
Alignment of employee and stockholder interests. We currently provide long-term incentives using equity awards to all our colleagues. With your approval of the Amendment, we will be able to continue providing equity awards to align the interests of key personnel with the interests of our stockholders.

•
Approval is necessary to continue an equity-based compensation program. If stockholders do not approve the Amendment, we may have to turn to alternative award vehicles, including cash, which will not achieve our stockholder alignment objectives, and will negatively impact our cash management and operating expenses. Based on the remaining capacity under the 2010 Plan, we do not expect to have sufficient capacity to make our next annual cycle of equity awards.

•
Equity enables us to attract, retain and motivate key talent. The 2010 Plan is a critical tool to allow us to attract, retain, and motivate key employees by providing incentives directly related to increases in the value of our stock.

Additional Information on Outstanding Equity Awards and Available Shares under the 2010 Plan
As of the Record Date, there were stock options to acquire 824,726 shares of common stock outstanding under the 2010 Plan, with a weighted average exercise price of $4.45 per share and a weighted average remaining term of 7.2 years.
In addition, as of the Record Date, there were 1,110,862 unvested full value awards with time-based vesting outstanding and 841,399 unvested full value awards with performance-based vesting outstanding.
Other than the foregoing, no awards were outstanding under our equity compensation plans as of the Record Date.
We have used equity in a judicious manner. Our three-year average annual burn rate (number of shares granted annually divided by the fiscal year weighted average common shares outstanding) is 1.16% based on annual burn rates of 1.56% in 2025, 1.35% in 2024 and 0.57% in 2023. This is well below the 25th percentile of comparable companies within our peer group (as disclosed in the Compensation Discussion and Analysis).
As of the Record Date, our potential overhang on a fully diluted Basis: 4.46% based on shares currently outstanding and available for grant and 12.07% including the 6.5 million shares requested in this Proposal. This is also well below the 25th percentile of comparable companies within our peer group (as disclosed in our Compensation Discussion and Analysis).
All members of our Board and all the Company’s executive officers will be eligible for awards under the 2010 Plan and thus have a personal interest in the approval of the Amendment.
Stockholders are requested in this Proposal No. 4 to approve the Amendment. If stockholders do not approve this Amendment, the 2010 Plan will continue in accordance with its current terms.
Summary of Material Features of the 2010 Plan
The essential features of the 2010 Plan, as proposed to be amended, are outlined below. The following summary is qualified in its entirety by the full text of the 2010 Plan and the Amendment, which appears as Annex A to this Proxy Statement.
•
The 2010 Plan does not contain an annual “evergreen” provision, but rather authorizes a fixed number of shares, meaning that stockholder approval is required to issue any additional shares, allowing our stockholders to have direct input on our equity compensation programs;

•	The maximum number of shares of common stock to be issued under the 2010 Plan is currently 8,500,000. The proposed Amendment to the 2010 Plan would increase the available shares to 15,000,000;
•
The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, RSUs, unrestricted stock, cash-based awards, and dividend equivalent rights is permitted;

•
Shares we reacquire on the open market will not be added to the reserved pool under the 2010 Plan. With respect to any awards granted under the 2010 Plan, shares tendered or held back for taxes, shares underlying any awards that are forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of shares or otherwise terminated (other than by exercise) shall be added back to the shares of our common stock available for issuance under the 2010 Plan;

•	Stock options and stock appreciation rights will not be repriced in any manner without stockholder approval;
•	The value of all awards granted under the 2010 Plan and all other cash compensation paid by us to any non-employee director in any calendar year may not exceed $1,000,000;

•	Any dividends and dividend equivalent rights payable with respect to any equity award are subject to the same vesting provisions as the underlying award;
•
The 2010 Plan does not contain any “liberal” change in control provisions, meaning that the 2010 Plan does not provide for single-trigger acceleration in the event of a change in control transaction (defined as a “sale event” in the 2010 Plan);

•	Any material amendment to the 2010 Plan is subject to approval by our stockholders; and
•	The term of the 2010 Plan will expire on March 5, 2036, the tenth anniversary of the Board’s adoption of the amendment to the 2010 Plan.
General Description of the Plan
The 2010 Plan, as it may be further amended if the resolution of the Board of Directors is approved by the stockholders, shall be referred to in this section of the Proxy as the “Plan.” The following description of the Plan is qualified in its entirety by reference to the full text of the Plan, which is set forth in Annex A to this Proxy Statement.
Awards. The Plan authorizes the grants of non-qualified stock options (“NQOs”), incentive stock options (“ISOs”), stock appreciation rights (“SARs”), RSUs, shares of restricted stock and shares of unrestricted stock (collectively, NQOs, ISOs, SARs, RSUs, restricted stock and unrestricted stock are referred to as “Awards”). Under the Plan, the Company may deliver authorized but unissued shares of Common Stock, treasury shares of Common Stock, and shares of Common Stock acquired by the Company for the purposes of the Plan.
Maximum Number of Shares. Provided that SIGA’s stockholders approve the amendment to the Plan, a maximum of 15,000,000 shares of Common Stock will be available for grants pursuant to Awards under the Plan, of which 7,070,283 shares currently remain available for grant.
The following shares of Common Stock shall again become available for Awards under the Plan: any shares subject to an Award under the Plan that remain unissued upon the cancellation or termination of the Award for any reason; any shares of restricted stock that are forfeited, provided that any dividends paid on such shares are also forfeited; any shares in respect of an Award that is settled for cash and any shares subject to an Award that are withheld or surrendered in order to pay the exercise price or to satisfy the tax withholding obligations related to the Award.
Individual Limits. No individual may receive Awards during any one calendar year that, in the aggregate, exceed 1,000,000 shares Common Stock.
Administration. The Plan is administered by the Compensation Committee, or such other committee or subcommittee as the Board of Directors appoints (the “Committee”). If the Committee does not exist, or for any other reason determined by the Board of Directors, the Board of Directors may act as the Committee. The Committee or the Board of Directors may delegate to one or more officers of the Company the authority to designate the individuals (from among those eligible to receive Awards, other than such officer(s) themselves) who will receive Awards under the Plan, to the fullest extent permitted by applicable law. The Committee determines the key persons who will receive Awards, the type of Awards granted, and the number of shares subject to each Award. The Committee also determines the prices, expiration dates and other material features of Awards. The Committee has the authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it deems necessary or appropriate. All decisions and determinations of the Committee are final, binding and conclusive. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.
Eligibility. Officers, directors (including non-employee directors), and salaried employees of, and consultants to, the Company and its subsidiaries, as the Committee in its sole discretion shall select, are eligible to receive Awards under the Plan. As of April 28, 2026, the Company believes approximately 55 individuals are eligible to participate in the Plan. However, the granting of Awards is discretionary and it is not possible to determine how many individuals will receive Awards under the Plan.
Termination of Plan. With respect to the 4,000,000 shares authorized on May 23, 2017, no Awards may be granted under the Plan after May 23, 2027, the tenth anniversary of the adoption of the amendment authorizing those shares. With respect to the additional 6,500,000 shares authorized by this amendment, no Awards may be granted under the Plan after March 5, 2036, the tenth anniversary of the adoption of this amendment if this Proposal 4 is approved by the Company’s stockholders.

Power to Amend. The Board of Directors may, at any time, suspend or discontinue the Plan or revise or amend it in any respect whatsoever. The Board of Directors will determine whether any amendment should be subject to the approval of the stockholders of the Company.
The Committee may, in its sole discretion, without amending the Plan, amend any Award in any manner, including to (i) accelerate the date on which an Award becomes exercisable or vested, (ii) waive any condition imposed with respect to an Award, or (iii) waive any forfeiture or expiration of an Award in connection with a termination of employment. However, the Committee may not reduce the exercise price of an outstanding option or stock appreciation right without shareholder approval. No amendment or modification to the Plan or any Award may impair the grantee’s rights under any previously granted and outstanding Award without the consent of the grantee.
Summary of Awards Available Under the Plan
Incentive Stock Options. Generally, ISOs are options that may provide certain federal income tax benefits to a grantee not available with NQOs. An ISO has the same Plan provisions as an NQO, except that:
•	To receive the tax benefits, a grantee must hold the shares acquired upon exercise of an ISO for at least two years after the grant date and at least one year after the exercise date.
•
The aggregate fair market value of shares of Common Stock (determined on the ISO grant date) with respect to which ISOs are exercisable for the first time by a grantee during any calendar year (whether issued under the Plan or any other plan of the Company or its subsidiaries) may not exceed $100,000.

•
In the case of an ISO granted to any individual who owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company, the exercise price per share must be at least 110% of the fair market value of a share of Common Stock at the time the ISO is granted, and the ISO cannot be exercisable more than five years from the grant date.

•
An option cannot be treated as an ISO if it is exercised more than three months following the grantee’s termination of employment for any reason other than death or disability or more than one year after the grantee’s termination of employment for disability, unless the grantee died during such three-month or one-year period. ISOs are not transferable other than by will or by the laws of descent and distribution.

Non-Qualified Stock Options. The exercise price per share of each NQO granted under the Plan is determined by the Committee on the grant date and will not be less than the fair market value of a share of Common Stock on the grant date. Each NQO is exercisable for a term, not to exceed ten years, established by the Committee on the grant date. The exercise price must be paid in cash or, subject to the approval of the Committee, in shares of Stock valued at their fair market value on the date of exercise or by such other method as the Committee may from time to time prescribe.
The Plan contains provisions applicable to the exercise of NQOs subsequent to a grantee’s termination of employment for “cause,” other than for cause, or due to “disability” (as each such term is defined in the Plan) or death. These provisions apply unless the Committee establishes alternative provisions with respect to an Award. In general, these provisions provide that NQOs that are not exercisable at the time of such termination shall expire upon the termination of employment and NQOs that are exercisable at the time of such termination shall remain exercisable until the earlier of the expiration of their original term and (i) in the event of a grantee’s termination other than for cause, the expiration of 90 days after such termination of employment and (ii) in the event of a grantee’s disability or death, the first anniversary of such termination. In the event the Company terminates the grantee’s employment for cause, all NQOs held by the grantee, whether or not then exercisable, terminate immediately as of the commencement of business on the termination of employment date.
Stock options generally are not transferable other than by will or the laws of descent and distribution, except that the Committee may permit transfers to the grantee’s family members or trusts for the benefit of family members.
Stock Appreciation Rights. SARs may be granted by the Committee subject to vesting and forfeiture provisions as the Committee shall determine in its sole discretion. Similar to stock options, the exercise price per share of each right is determined by the Committee on the grant date and will not be less than the fair market value of a share of Common Stock on the grant date. Each right is exercisable for a term, not to exceed ten years, established by the Committee on the grant date. The grantee of a SAR shall have the right, subject to the terms of the Plan and the applicable award certificate, to receive from the Company an amount equal to (i) the excess of the fair market value of a share of Common Stock on the date of exercise of the SAR over the SAR exercise price, which shall be an amount, not less than the fair market value of a share of Common Stock on the date of grant, determined by the Committee and set forth in the award certificate (or over the option exercise price if the SAR is granted in connection with an option), multiplied by (ii) the number of shares with respect to which the SAR is exercised. Upon the exercise of a SAR granted in connection with an option, the number of shares subject to the option shall be reduced by the number of shares with respect to which the SAR is exercised. Payment upon exercise of a SAR shall be in cash or in shares of Common Stock (valued at their fair market value on the date of exercise of the SAR) or both, all as the Committee shall determine in its sole discretion.
Restricted Stock Units. An RSU entitles the grantee to receive a share of Common Stock, or in the sole discretion of the Committee, the value of a share of Common Stock, on the date that the RSU vests. Vesting of RSUs may be based on continued employment with the Company and/or upon the achievement of specific performance goals. The Committee may, at the time that RSUs are granted, impose additional conditions for vesting. Unless the Committee determines otherwise, unvested RSUs are automatically and immediately forfeited upon a grantee’s termination of employment for any reason. The grantee of a RSU will have the rights of a shareholder only as to shares for which a stock certificate has been issued pursuant to the award and not with respect to any other shares subject to the award.
Restricted Stock. Restricted stock is the grant of shares of Common Stock that are not transferable and are subject to forfeiture until vesting. Vesting of the shares may be based on continued employment with the Company and/or upon the achievement of specific performance goals, as the Committee determines on the grant date. The Committee, at the time that shares of restricted stock are granted, may impose additional conditions to the vesting of the shares. Unless the Committee determines otherwise, unvested shares of restricted stock are forfeited upon a grantee’s termination of employment for any reason.
Unrestricted Stock. Shares of Common Stock may be granted by the Committee and may be payable at such times and subject to such conditions as the Committee determines; provided that any such awards to officers or directors shall involve a number of shares determined by the Committee as being reasonable and shall be identified as being granted in lieu of salary or cash bonus.
Performance Goals
The Plan provides that granting or vesting of RSUs, shares of restricted stock and shares of unrestricted stock may be conditioned on the achievement of specified performance goals. These goals must be established by the Committee within 90 days of the beginning of the year (or other period to which the performance goals relate) or, if shorter, within the first 25% of the performance period. The Committee in its sole discretion shall determine the length of each performance period. As discussed below under “Summary of Federal Tax Consequences – $1 Million Limit,” performance-based awards can have significant tax benefits for the Company.
The performance goals may be based on one or more of cash balance; stock price or shareholder return; shareholders’ equity, or a related derivation; proceeds or revenues from a government contract; annual or cumulative operating income, or a related derivation; new government contracts; completion of a material transaction; key regulatory milestones; key commercial or operational milestones; and key performance milestones within a government contract. Each such performance goal may (1) be expressed with respect to the Company as a whole or with respect to one or more divisions or business units, (2) be expressed on a pre-tax or after-tax basis, (3) be expressed on an absolute and/or relative basis, (4) employ comparisons with past performance of the Company (including one or more divisions) and/or (5) employ comparisons with the current or past performance of other companies.
To the extent applicable, the measures used in performance goals set under the Plan shall be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s regular reports on Forms 10-K and 10-Q, provided, however, unless otherwise determined by the Committee consistent with the requirements of Section 162(m)(4)(C) and the regulations thereunder, that such determination shall be without regard to any items of gain, loss or expense for a fiscal year that are related to special, unusual or non-recurring items, events or circumstances affecting the Company or the financial statements of the Company; the disposal of a business or discontinued operations; the operations of any business acquired by Company during the fiscal year; and changes in accounting principles or to changes in applicable law or regulations.
Certain Corporate Changes
The Plan provides that in the event of a change in the capitalization of the Company, a stock dividend or split, a merger or combination of shares and certain other similar events, there will be an adjustment in the number of shares of Common Stock available to be delivered under the Plan, the number of shares subject to Awards, and the exercise prices of certain Awards. The Plan also provides for the adjustment or termination of Awards upon the occurrence of certain corporate events.

Tax Withholding
The Plan provides that a grantee may be required by the Committee to meet certain tax withholding requirements by remitting to the Company cash or, if the Committee approves, through the withholding of shares otherwise payable to the grantee.
New Plan Benefits
Awards under the Plan are wholly discretionary; consequently, amounts payable under the Plan are not determinable at this time (other than with respect to Awards already granted). No Awards have been made with respect to the 4,000,000 shares added to the Plan pursuant to the amendment and restatement currently subject to stockholder approval.
Summary of Federal Tax Consequences
The following is a brief description of the federal income tax treatment that will generally apply to Awards under the Plan based on current federal income tax rules.
Incentive Stock Option. The grant of an incentive stock option will not result in taxable income to the grantee. The exercise of an incentive stock option will not result in taxable income to the grantee provided that the grantee was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the grantee is disabled, as that term is defined in the Code). The excess of the fair market value of the Common Stock at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the grantee’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised.
If the grantee does not sell or otherwise dispose of the Common Stock within two years from the date of the grant of the incentive stock option or within one year after the transfer of such Common Stock to the grantee, then, upon disposition of such Common Stock, any amount realized in excess of the exercise price will be taxed to the grantee as capital gain and the Company will not be entitled to a corresponding deduction. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.
If the foregoing holding period requirements are not met, the grantee will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the Common Stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price and the Company will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the grantee will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares. The Company will be entitled to a deduction to the extent that the grantee recognizes ordinary income because of a disqualifying disposition.
Non-Qualified Option. The grant of an NQO will not result in taxable income to the grantee. Except as described below, the grantee will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the Common Stock acquired over the exercise price for those shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such Common Stock equal to the fair market value of the shares at the time of exercise.
Stock Appreciation Rights. The grant of SAR will not result in taxable income to the grantee. The grantee will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the Common Stock acquired over the exercise price for those shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such Common Stock equal to the fair market value of the shares at the time of exercise.
Restricted Stock Units. The grant of an RSU will not result in taxable income to the grantee at the time of grant and the Company will not be entitled to a corresponding deduction. Upon the vesting of the RSU, the grantee will have ordinary income equal to the amount of cash received and the then fair market value of the shares received and the Company will then be entitled to a corresponding deduction for such income. Gains and losses realized by the grantee upon the subsequent disposition of such shares will be treated as capital gains and losses, and the basis of such shares will be equal to the fair market value of such shares at the time of vesting.

Restricted Stock. The grant of restricted stock will not result in taxable income at the time of grant and the Company will not be entitled to a corresponding deduction, assuming that the restrictions constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon the vesting of shares of restricted stock, the holder will realize ordinary income in an amount equal to the then fair market value of those shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the grantee and the Company will be entitled to a corresponding deduction. A grantee may elect pursuant to Section 83(b) of the Code to have income recognized at the date of grant of a restricted stock award and to have the applicable capital gain holding period commence as of that date, and the Company will be entitled to a corresponding deduction.
Unrestricted Stock. The grant of unrestricted stock will result in taxable income for the recipient at the time of grant in an amount equal to the then fair market value of those shares and the Company will be entitled to a corresponding deduction. Gains or losses realized by the grantee upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of grant.
$1 Million Limit. Section 162(m) of the Code disallows a federal income tax deduction for certain compensation in excess of $1 million per year paid to each of the Company’s chief executive officer and its three most highly compensated executive officers other than the chief executive officer and chief financial officer. Stock options and SARs generally are exempt from this limitation. Other Awards may be exempt from the $1 million limit if the granting or vesting of the Award is conditioned on the achievement of specified, objective performance goals, described above under “Performance Goals.” In addition, to the extent that the Company’s federal income tax deduction with respect to an Award would be disallowed pursuant to Section 162(m), the Committee may delay the exercise or payment in respect of such Award until a date that is within 30 days after the date that the federal income tax deduction is no longer disallowed by Section 162(m).
Change in Control. Any acceleration of the vesting or payment of Awards under the Plan caused by an event of a change in control in the Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Code, which may subject the grantee to a 20% excise tax and preclude deduction by the Company.
Tax Advice. The preceding discussion is based on federal tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the Plan. A grantee may also be subject to state and local taxes in connection with the grant of Awards under the Plan.
The Board of Directors recommends that the stockholders vote “FOR” approval of an amendment to the Amended and Restated 2010 Stock Incentive Plan to increase the maximum number of shares of common stock available for issuance

STOCKHOLDER PROPOSALS
Stockholder proposals submitted for inclusion in our proxy materials for the 2026 Annual Meeting of Stockholders must be received at our principal executive offices, 31 East 62nd Street, New York, New York 10065, Attention: Secretary, not later than December 29, 2026, if the proposal is submitted pursuant to Rule 14a-8 under the Exchange Act, or not earlier than February 9, 2027 and not later than March 11, 2027 if the proposal is submitted pursuant to SIGA’s Bylaws. In order to avoid controversy, stockholders should submit proposals by means, including electronic, that permit them to prove the date of delivery. Such proposals must comply with applicable requirements under SIGA’s Bylaws and the Exchange Act.
If a stockholder intends to present a proposal for consideration at the next annual meeting outside of the processes of Rule 14a-8 under the Exchange Act, we must receive notice of such proposal at the address given above by March 11, 2027. If not received by such date, such notice will be considered untimely under Rule 14a-4(c)(1) under the Exchange Act, and our proxies will have discretionary voting authority with respect to such proposal, if presented at the annual meeting. We will not be required to include any such proposal in our proxy materials.
The Exchange Act deadlines described above are calculated by reference to the mailing date of the proxy materials for this year’s Annual Meeting. If the date of next year’s Annual Meeting is more than 30 days earlier or later than the anniversary of this year’s meeting, SIGA will, in a timely manner, inform stockholders of such change and the effect of such change on the deadlines given above by including a notice in a filing with the SEC or by any other means reasonably calculated to inform stockholders.
AVAILABILITY OF ANNUAL REPORT ON FORM 10-K TO STOCKHOLDERS
SIGA’s Annual Report to Stockholders for the year ended December 31, 2025 accompanies this proxy statement. SIGA will provide to any stockholder, upon written request and without charge, a copy of its most recent Annual Report on Form 10-K, including the financial statements, as filed with the SEC. All requests for such reports should be directed to the Corporate Secretary, 31 East 62nd Street, New York, New York 10065, telephone number (212) 672-9100. Our Annual Report on Form 10-K and exhibits thereto also are available on our website at www.SIGA.com or at the SEC’s website at www.sec.gov.

OTHER MATTERS
At the date of this proxy statement, management is not aware that any matters not referred to in this proxy statement would be presented for action at the Annual Meeting. If any other matters should come before the Annual Meeting, the persons named in the accompanying proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.
“HOUSEHOLDING” OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for the Notice of Internet Availability or set of proxy materials, including the annual report, notice of annual meeting, proxy statement and proxy card, with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability or set proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single Notice of Internet Availability or proxy materials to multiple stockholders sharing an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability or proxy materials, please notify us by sending a written request to SIGA Technologies, Inc., 31 East 62nd Street, New York, New York 10065 or by calling us at (212) 672-9100. You may also notify us to request delivery of a single copy of our Notice of Internet Availability, annual report, notice of annual meeting and/or proxy statement t if you currently share an address with another stockholder and are receiving multiple copies of such materials.

BY ORDER OF THE BOARD OF DIRECTORS

Larry Miller General Counsel and Corporate Secretary
Dated: April 28, 2026

Annex A
AMENDMENT
TO
SIGA TECHNOLOGIES, INC.
AMENDED AND RESTATED 2010 STOCK INCENTIVE PLAN
The SIGA Technologies, Inc. Amended and Restated 2010 Stock Incentive Plan (as amended, the “Plan”) is hereby amended by the Board of Directors (the “Board”) of SIGA Technologies, Inc., a Delaware corporation (the “Company”), subject to approval of the Company’s stockholders, to, among other things, increase the aggregate number of shares authorized for issuance under the Plan by 6,500,000 shares of common stock, par value $0.0001 per share, of the Company (“Common Stock”):
1. Section 1.5(a) of the Plan is hereby amended and restated in its entirety as follows:
“(a) Aggregate Number Available; Certificate Legends. The Plan, as originally adopted, authorized the issuance of up to 2,000,000 shares of common stock of the Company, par value $0.0001 per share (“Common Stock”), which was increased by 2,500,000 shares to an aggregate of 4,500,000 shares as of April 25, 2012, was additionally increased by 4,000,000 shares to an aggregate of 8,500,000 shares, effective as of May 23, 2017, and was further increased by 6,500,000 shares, effective as of March 5, 2026, to an aggregate of 15,000,000 shares, subject to shareholder approval. The number of shares authorized for issuance under the Plan is subject to adjustment as provided under Section 1.5(d)(i) below.”
2. Section 3.14 of the Plan is hereby amended and restated in its entirety as follows
(a) Adoption; Shareholder Approval. The Plan was adopted by the Board on May 13, 2010, and approved by the Company’s shareholders on May 13, 2010. The Plan was amended and restated by the Board on February 2, 2012. The Plan subsequently was amended by the Board on April 25, 2012, and approved by the Company’s shareholders on May 23, 2012, to increase the number of shares that may be issued pursuant to grants under the Plan. The Plan was again amended and restated by the Board on April 18, 2017 and approved by the Company’s shareholders on May 23, 2017, and further amended by the Board on March 5, 2026, subject to shareholder approval. All awards under the Plan with respect to shares added to the Plan pursuant to the March 2026 amendment and restatement, prior to such shareholder approval are subject in their entirety to such approval. If such approval is not obtained prior to the first anniversary of the date of adoption of the amendment to the Plan, the amendment and restatement of the Plan and all awards thereunder shall terminate on that date.
(b) Termination of Plan. Unless sooner terminated by the Board or pursuant to paragraph (a) above, the provisions of the Plan respecting the grant of any award pursuant to which shares of Common Stock will be granted shall terminate (i) with respect to the initial 2,000,000 shares authorized for issuance under the Plan, on May 13, 2020, the tenth anniversary of the date of the Plan’s adoption by the Board and (ii) with respect to the additional 2,500,000 shares authorized under the Plan in 2012, on April 25, 2022, (iii) with respect to the additional 4,000,000 shares authorized under the Plan in 2017, on April 18, 2027, and (iv) with respect to the additional 6,500,000 shares authorized under the Plan in 2026, on the tenth anniversary of the date of the Board’s adoption of the amendment to the Plan authorizing the issuance of such shares. All awards made under the Plan prior to the termination of the Plan shall remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable award certificates.
3. This Amendment to the Plan shall become effective upon the date that it is approved by the Company’s stockholders in accordance with applicable laws and regulations at an annual or special meeting held within twelve months of the date it is adopted by the Board.
4. Except as expressly amended hereby, all other provisions of the Plan shall remain unchanged.
Adopted by the Board on March 5, 2026.
A-1

SIGA

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 8, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/SIGA2026**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 8, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V90853-P48032 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SIGA TECHNOLOGIES, INC.

The Board of Directors recommends you vote "FOR" each of the nominees listed in Proposal 1.

	For All	Withhold All	For All Except
1. Election of Directors.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Jaymie A. Durnan
02) Harold E. Ford, Jr.
03) General John M. Keane (Ret.)
04) Joseph W. Marshall, III
05) Gary J. Nabel
06) Julian Nemirovsky
07) Diem Nguyen
08) Holly L. Phillips

The Board of Directors recommends you vote "FOR" Proposals 2, 3 and 4.

NOTE: The proxy holders are authorized to vote at their discretion upon any other matter that may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V90854-P48032

SIGA TECHNOLOGIES, INC.
ANNUAL MEETING OF STOCKHOLDERS
June 9, 2026
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) hereby appoint(s) Diem Nguyen and Daniel J. Luckshire, or either of them, as proxy holders, each with the power to appoint her/his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of SIGA Technologies, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:30 a.m., Eastern Time on Tuesday, June 9, 2026, at www.virtualshareholdermeeting.com/SIGA2026 and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED IN PROPOSAL 1, AND "FOR" PROPOSALS 2, 3 AND 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side